Exhibit 10.4

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EQUITY PURCHASE AGREEMENT

Dated as of June 4, 2019

Among

the sellers listed on the signature page hereto

Being the Members of Franklin BioScience – Penn LLC, Franklin Bioscience – NE, LLC, Franklin BioScience – SE, LLC and Franklin BioScience – SW, LLC

And

FRANKLIN BIOSCIENCE, LLC, A COLORADO LIMITED LIABILITY COMPANY

Sellers’ Representative

And

FRANKLIN BIOSCIENCE – PENN LLC, A PENNSYLVANIA LIMITED LIABILITY COMPANY

the Company

And

JUSHI INC, A DELAWARE CORPORATION

Buyer

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		2

1.1.	Defined Terms	2
1.2.	Other Defined Terms	13
1.3.	Usage of Terms	15
1.4.	References to Articles, Sections, Exhibits and Schedules	15

ARTICLE 2 PURCHASE AND SALE OF MEMBERSHIP INTERESTS		15

2.1.	Purchase Price	15
2.2.	Payments by Buyer, Line of Credit and Transfers of Interests	15
2.3.	Transfer Taxes	17
2.4.	Preparation of Non-Cash Working Capital Statement	18
2.5.	Non-Cash Working Capital and Closing Cash Balance Purchase Price Adjustment20	20
2.6.	No Effect on Other Rights	20
2.7.	Tax Treatment; Allocation of Purchase Price	20
2.8.	Pre-Closing Permit Revocation Claim Adjustment	21
2.9.	Sellers’ Representative Fund	21

ARTICLE 3 CLOSING date		21

3.1.	Closing	21

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE Sellers AND THE COMPANY		22

4.1.	Organization and Authority of the Company and each Newly Granted Permittee to Conduct Business	22
4.2.	Power and Authority; Binding Effect	22
4.3.	Equity Information	23
4.4.	Title	23
4.5.	No Conflict or Violation	24
4.6.	Consents and Approvals	24
4.7.	No Proceedings	25
4.8.	Financial Statements; Unknown Liabilities	25
4.9.	Taxes	25
4.10.	Real Property	27
4.11.	Tangible Personal Property	29
4.12.	Intellectual Property	29
4.13.	Compliance with Laws and Permits	30
4.14.	Litigation	31
4.15.	Labor Matters	31
4.16.	Employee Benefit Plans	32
4.17.	Transactions with Certain Persons	34
4.18.	Insurance	35

4.19.	Inventory; No Product Recalls	35
4.20.	Accounts Receivable	35
4.21.	Material Contracts	36
4.22.	Suppliers	36
4.23.	Bank Accounts; Powers of Attorney	36
4.24.	Environmental Matters	36
4.25.	No Unlawful Contributions or Other Payments	37
4.26.	Compliance with Anti-Money Laundering Laws	37
4.27.	Compliance with OFAC	37
4.28.	Privacy	38
4.29.	Absence of Certain Changes	38
4.30.	No Brokers	39
4.31.	Disclaimer	39

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		39

5.1.	Organization and Good Standing	39
5.2.	Authority; Authorization; Binding Effect	39
5.3.	No Conflict or Violation	40
5.4.	Consents and Approvals	40
5.5.	No Proceedings	40
5.6.	No Brokers	40
5.7.	Buyer Expertise; Purchase for Investment	40
5.8.	Buyer Equity	41

ARTICLE 6 PRE-CLOSING COVENANTS		41

6.1.	Reasonable Best Efforts	41
6.2.	Operation of Business	42
6.3.	Publicity	44
6.4.	Access	44
6.5.	Notification of Certain Matters	45
6.6.	No Solicitation	45
6.7.	Member Loans	45
6.8.	Application for Change of Ownership	46
6.9.	Designation of Industry Professionals	46
6.10.	Financial Covenants and RTO Requirement	47
6.11.	Sellers’ Representative	47
6.12.	Transfer of Benefit Plan Coverage	48

ARTICLE 7 CONDITIONS TO CLOSING		49

7.1.	Conditions to Obligations of Each Party Under This Agreement	49
7.2.	Additional Conditions to Obligations of Buyer	49
7.3.	Additional Conditions to Obligations of the Sellers and the Company	50

ARTICLE 8 TERMINATION		51

8.1.	Termination	51
8.2.	Notice of Termination	52
8.3.	Effect of Termination	52

ARTICLE 9 COVENANTS AND CONDUCT OF THE PARTIES AFTER CLOSING		53

9.1.	Survival and Indemnifications	53
9.2.	Set-Off Against Promissory Notes and Execution Stock	57
9.3.	Use of Limited Liability Company Name	58
9.4.	Confidentiality	58
9.5.	Non-Competition	59
9.6.	Non-Solicitation	59
9.7.	Equitable Remedies/Reasonableness of Limitations	60
9.8.	Tax Matters	60
9.9.	DOH Filings	63

ARTICLE 10 MISCELLANEOUS		64

10.1.	Further Assurances	64
10.2.	Notices	64
10.3.	Governing Law; Dispute Resolution	65
10.4.	Expenses	65
10.5.	Titles	66
10.6.	Waiver	66
10.7.	Effective; Binding	66
10.8.	Entire Agreement	66
10.9.	Modification	66
10.10.	Counterparts	66
10.11.	Time is of the Essence	66

COMPANY DISCLOSURE SCHEDULES

Schedule	Description
4.1	Organization and Authority of the Company and Each Newly Granted Permittee to Conduct Business
4.3	Equity Information
4.4(b)	Title
4.5	No Conflict or Violation
4.6 4.7	Consents and Approvals No Proceedings
4.8(b)(i) 4.8(b)(ii)	Financial Statements; Unknown Liabilities Company/Newly Granted Permittee Indebtedness
4.9(a) 4.9(e) 4.9(g) 4.10(a) and (b)	Taxes Pre-Closing Taxes Tax Holidays, Abatements, Exemptions, Incentives and Similar Grants Leased Real Property
4.11(a), (b) and (c)	Tangible Personal Property
4.12	Intellectual Property
4.13(a), (d), (e) and (f)	Compliance with Laws and Permits
4.14	Litigation
4.15(a) and (b)	Labor Matters
4.16(a), (b) and (i)	Employee Benefit Plans
4.17	Transactions with Certain Persons
4.18	Insurance
4.19	Inventory
4.20	Accounts Receivable
4.21	Material Contracts
4.22	Suppliers
4.23	Bank Accounts; Powers of Attorney
4.24	Environmental Matters
4.29 4.30(a) and (b)	Absence of Certain Changes No Brokers
6.2	Operation of Business
9.5	Non-Competition

Buyer Disclosure schedules

Schedule	Description
5.4	Consents and Approvals
5.6	No Brokers

Exhibits

Exhibit	Description
A-1	Form of Promissory Note
A-2	Form of Pledge Agreement
B	Seller Percentages; Cash Consideration Amounts; Buyer Stock Amounts
C	Non-Cash Working Capital Calculation
D	Line of Credit

Equity PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of ______, 2019, is entered into by and among Franklin BioScience – Penn LLC, a Pennsylvania limited liability company (the “Company”), Franklin Group, LLC, a Colorado limited liability company (“Franklin Group”), Matt Varga, an individual resident of Pennsylvania (“Varga”), Alex Hazzouri, an individual resident of Pennsylvania (“A. Hazzouri”), Ed Hazzouri, an individual resident of New Jersey (“E. Hazzouri”), Ray Angeli, an individual resident of Pennsylvania (“Angeli” and, together with Franklin Group, Varga, A. Hazzouri and E. Hazzouri, the “Other Interest Holders”), Hazzouri & Associates, LLC, a Pennsylvania limited liability company (“Hazzouri Associates”), the other Persons holding membership interests in the Company and listed on the signature page hereto (together with Hazzouri Associates and the Other Interest Holders, the “Sellers”), Franklin Bioscience, LLC, a Colorado limited liability company (“FBS-CO”), as a Seller and as Sellers’ Representative as defined in Section 6.11, and Jushi Inc, a Delaware corporation (“Buyer”). The Sellers, Sellers’ Representative, the Company, and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

A.            The Company is a Phase I Medical Marijuana Dispensary Permit holder in the Southeast Region of Pennsylvania under the Medical Marijuana Program (the “MMP”) overseen by the Pennsylvania Department of Health (“DOH”), and is the partial owner of Franklin BioScience – NE, LLC (“FBS Penn NE”), Franklin BioScience – SE, LLC (“FBS Penn SE”) and Franklin BioScience – SW, LLC (“FBS Penn SW” and, together with FBS Penn NE and FBS Penn SE, the “Newly Granted Permittees”), each of which holds a provisional Phase II Medical Marijuana Dispensary Permit under the MMP.

B.            The Company, under the “Beyond/Hello” brand, (i) owns and operates a local and state-approved dispensary at 2412 Durham Road, Bristol, PA 19007, which serves as its primary dispensary location; (ii) owns and operates a local and state-approved dispensary at 1206 Sansom Street, Philadelphia, PA 19107; and (iii) owns a local and state-approved dispensary at 1261 West Chester Pike, West Chester, PA 19382 which is currently in the design/construction phase of development.

C.            The Company is controlled by FBS-CO, which owns 49.50% of the outstanding membership interests of the Company. FBS-CO and Hazzouri Associates collectively own a majority of the outstanding membership interests of the Company, which is sufficient to exercise the drag-along rights set forth in the Company’s operating agreement. On March 9, 2019, Buyer, the Company, FBS-CO and Hazzouri Associates entered into that certain term sheet (as amended on April 2, 2019 and amended further on April 19, 2019, the “Term Sheet”), pursuant to which FBS-CO and Hazzouri Associates agreed to exercise and effectuate such drag-along rights in connection with the transactions contemplated by this Agreement.

D.            Concurrently with the execution of the Term Sheet and in accordance with the terms thereof, Buyer made a payment of One Million Dollars ($1,000,000) to the Company, which was to be used for the Company’s bona fide business expenses and expressly may not be distributed to the owners of the Company (the “Initial Payment”). The Initial Payment is not applied to the Purchase Price and is not refundable to Buyer other than as expressly provided in Section 8.3 of this Agreement.

E.            Buyer and the Sellers wish to enter into a transaction pursuant to which (i) Buyer will purchase one hundred percent (100%) of the membership interests of the Company (the “Company Interests”) from the Sellers holding such Company Interests, and (ii) immediately following such purchase, the Company will purchase all membership interests owned by the Other Interest Holders in each of the Newly Granted Permittees (the “Permittee Interests”) from the Other Interest Holders, thereby providing the Company with ownership of one hundred percent (100%) of the membership interests in each of the Newly Granted Permittees, all upon the terms and conditions contained in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1.            Defined Terms. As used in this Agreement, the following terms will have the following meanings:

(a)            “Accounts Payable” means, without duplication, as of any date of determination, all bona fide accounts and notes payable of the Company or any Newly Granted Permittee, including all checks written on the Company’s or any Newly Granted Permittee’s “zero balance” or other bank accounts, if any, on or prior to the date of determination which have not cleared as of the date of determination, but exclusive of (i) any accounts or notes payable to Related Persons or Affiliates of any of the Sellers or (ii) any Seller Transaction Expense. Notwithstanding anything to the contrary, “Accounts Payable” shall not include any amounts owed by the Company with respect to the Initial Payment or Second Payment, or any amounts owed under the Line of Credit.

(b)            “Accounts Receivable” means, without duplication, as of any date of determination, all bona fide accounts and notes receivable of the Company or any Newly Granted Permittee other than accounts or notes receivable from Related Persons or Affiliates of any Seller.

(c)            “Acquisition Proposal” means any proposal or offer to, directly or indirectly, to acquire more than 10% of the equity or assets of the Company or any Newly Granted Permittee taken as a whole (other than Inventory sold in the ordinary course of the Business), including any such acquisition structured as merger, consolidation, dissolution, recapitalization or other business combination, or the issuance by the Company or any Newly Granted Permittee of equity as consideration for the assets or securities of another Person, in each case other than the Transactions.

(d)            “Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(e)            “Agreement” means, unless the context otherwise requires, this Equity Purchase Agreement together with the Schedules and Exhibits attached hereto, and the certificates and instruments to be executed and delivered in connection herewith.

(f)            “Applications” means any and all applications, documentation, and correspondence provided to, and received from, the Regulatory Authorities or a state, county, city or local Governmental Authority involving the applications for, issuance of, or transfer of the Licenses (or the transfer of the equity interests of the owner thereof).

(g)            “Business” means the marketing, promotion, and retail sales of products containing cannabis and products that enable persons to consume cannabis in different forms, for medicinal uses, within the Commonwealth of Pennsylvania, as presently conducted by the Company and the Newly Granted Permittees.

(h)            “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banks are not open for general business in the Commonwealth of Pennsylvania.

(i)            “Buyer Stock” means Buyer’s restricted Class B common stock, or the as-converted successor class of stock of the successor to Buyer which are to be issued to the holders of Buyer’s restricted Class B common stock in connection with Buyer’s contemplated reverse takeover and listing as a publicly traded company.

(j)            “Cash” means cash and cash equivalents of the Company and the Newly Granted Permittees.

(k)            “Closing Cash Balance” means the Cash on hand of the Company and the Newly Granted Permittees as determined by the Cash balances, in aggregate, between the Company’s Bank of America and Parke Bank checking accounts, expressly including Cash obtained from the Initial Payment and Second Payment, determined as of the Closing Date (but without giving effect to any actions taken by or at the direction of Buyer on such date after all transactions contemplated to occur on such date as set forth in Section 2.2 have occurred.

(l)            “COBRA” means the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder.

(m)            “Code” means the Internal Revenue Code of 1986, as amended.

(n)            “Contracts” mean the Material Contracts and the Minor Contracts.

(o)            “March 8th Cash Balance” means $1,017,000.

(p)            “Employee Benefit Plans” means, collectively, all Employee Pension Benefit Plans and Employee Welfare Benefit Plans of the Company and each Newly Granted Permittee.

(q)            “Employee Pension Benefit Plan” will have the meaning set forth in ERISA Section 3(2).

(r)            “Employee Welfare Benefit Plan” will have the meaning set forth in ERISA Section 3(1).

(s)            “Encumbrance” means any claim, lien, pledge, option, charge, security interest, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever, that in each case affects title to the Company Interests or the Permittee Interests or title to any assets of the Company or any Newly Granted Permittee.

(t)            “Enforceability Limitations” mean (i) bankruptcy, insolvency, reorganization, moratorium or similar Law now or hereafter in effect relating to creditors’ rights, (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other terms of equitable remedies, and (iii) limitations regarding the enforceability of contracts in technical violation of the Federal Cannabis Laws.

(u)            “Environmental Claims” mean any written action, claim, suit, demand, directive, order (including those for contribution and/or indemnity), investigation, lien, fine, penalty, settlement, violation, written threat of legal proceeding or actual legal proceeding by any Governmental Authority or Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, indirect or consequential damages, nuisance, medical monitoring, penalties, contribution, indemnification, or injunctive relief) arising out of, based on, or resulting from: (i) the presence of, exposure to, or release of or threatened release into the environment of, any Hazardous Substances; (ii) any alleged injury to health, safety or the environment; (iii) the violation, or alleged violation of, any Environmental Laws or term or condition of any environmental Permits; or (iv) the non-compliance or alleged non-compliance with any Environmental Laws or term or condition of any environmental Permits.

(v)            “Environmental Laws” means any applicable Law, Governmental Requirement or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the preservation or protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient and indoor air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, handling, disposal, remediation, reporting, or release of, any Hazardous Substances.

(w)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(x)            “ERISA Affiliate” means a trade or business, whether or not incorporated, which is deemed to be in common control or affiliated with the Company or any Newly Granted Permittee within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m), or (o) of the Code.

(y)            “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

(z)            “Financial Statements” mean the unaudited annual financial statements with respect to the Company and each of the Newly Granted Permittees for the fiscal years ended December 31, 2017 and December 31, 2018, and the unaudited interim financial statements with respect to the Company and each of the Newly Granted Permittees for the fiscal period ended March 31, 2019, in each case prepared in accordance with GAAP; provided, however, that the financial statements of each Newly Granted Permittee consist solely of a profit and loss statement for each applicable period.

(aa)      “GAAP” means generally accepted accounting principles in the United States as set forth in the pronouncement of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, consistently applied.

(bb)      “Governmental Authority” means any federal, state, commonwealth, provincial, municipal, local or foreign government, or any political subdivision thereof, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body, arbitrator, court or tribunal of competent jurisdiction.

(cc)      “Governmental Requirement” means any law, statute, ordinance, writ, order, judgment, determination, directive or regulation of any Governmental Authority now in effect.

(dd)      “Hazardous Substances” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(ee)      “Indebtedness” means, without duplication for any obligations which are already reflected in the Non-Cash Working Capital, with respect to any Person as of any date of determination (without duplication), (i) all obligations of such Person for borrowed money, including, without limitation, all obligations for principal and interest, and for prepayment and other penalties, fees, costs and charges of whatsoever nature with respect thereto, (ii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of the Business and paid in a manner consistent with industry practice and other than any such obligations for services to be rendered in the future), (iv) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (v)  all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person, (vi) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, and (vii) obligations in the nature of guarantees of obligations of the type described in clauses (i) through (vi) above of any other Person; provided, however, “Indebtedness” shall not include any amounts owed by the Company with respect to the Initial Payment or Second Payment, or any amounts owed under the Line of Credit.

(ff)      “Insurance” means any fire, product liability, automobile liability, general liability, worker’s compensation, medical insurance stop-loss coverage or other form of insurance of the Business, and any tail coverage purchased with respect thereto.

(gg)      “Intellectual Property” means all intellectual property used by the Company or any Newly Granted Permittee to conduct the Business, including (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and limited liability company names (including, without limitation, the names “Franklin BioScience – Penn, LLC,” “Beyond” “Hello” and “Beyond/Hello”), together with all translations thereof, but not including any adaptations, derivations or combinations thereof, and specifically excluding any other name that includes the words “Franklin BioScience”, and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, recipes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software (including data and related documentation and including software installed on hard disk drives) other than off-the-shelf computer software subject to shrink-wrap or click-through licenses, (vi) web sites, website domain names, social media accounts and passwords and other e-commerce and social media assets, and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

(hh)      “Inventory” means all raw materials, ingredients and finished goods inventory of the Business after reduction for damaged, obsolete or otherwise unsaleable inventory, as reflected on the balance sheets of the Company and the Newly Granted Permittees as of the Closing Date.

(ii)            “IRS” means the Internal Revenue Service.

(jj)      “Knowledge” and similar phrases using the term “Knowledge” mean the actual knowledge of (i) with respect to each Party that is an individual, such Party, (ii) with respect to each Party other than FBS-CO that is a legal entity and not an individual, all members of the board of directors or board of managers of such Person (as applicable) or (iii) with respect to FBS-CO, all members of the board of directors of Franklin Group, in each case after having made reasonable inquiry with respect to the matters which are relevant to the representation, warranty, covenant or agreement being made or given.

(kk)      “Law” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent order, consent decree, decree, Order, judgment, rule, regulation, ruling, guideline, notice, protocol, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority, whether or not having the force of law.

(ll)      “Losses” mean all losses, liabilities, damages, fines, penalties, claims, costs and expenses (including all fines, penalties and other amounts paid pursuant to a judgment, compromise or settlement, or costs associated with enforcing any right to indemnification hereunder), court costs and reasonable legal and accounting fees and disbursements; provided, however, that except to the extent actually paid to a third party that is not an Affiliate of the payor, or in the event of intentional misrepresentation, willful breach or fraud in connection with any representation or covenant under this Agreement, “Losses” shall not include any amounts in respect of lost profits or punitive damages, or any amount based on a “multiple of profits” or a “multiple of cash flow” or similar valuation methodology. For the avoidance of doubt and consistent with applicable law, except to the extent actually paid to a third party that is not an Affiliate of the payor, or in the event of intentional misrepresentation, willful breach or fraud in connection with any representation or covenant under this Agreement, consequential and special damages shall be recoverable solely to the extent such damages are foreseeable as of the date of this Agreement.

(mm)      “Licenses” means any and all business licenses, permits or other authorizations, approvals, or documentation of any kind required by or requested from the Regulatory Authorities for the conduct of the Business and that cannot, without the consent of any Regulatory Authorities, be (or have the equity ownership of the holder thereof be) transferred to Buyer.

(nn)      “Material Adverse Effect” means, with respect to any Person, any change or event or effect that is materially adverse to the business or financial condition of such Person and its subsidiaries, taken as a whole, but excluding, in each case, any change, event or effect arising out of or resulting from: (i) changes in general business conditions; (ii) changes in conditions in the U.S. or global economy or capital, financial, credit, foreign exchange or securities markets generally, including any disruption thereof; (iii) fires, epidemics, quarantine restrictions, strikes, freight embargoes, earthquakes, hurricanes, floods or other acts of God or natural disasters; (iv) any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism or similar calamity or crisis; (v) changes in applicable Law or accounting regulations or principles or interpretations thereof; (vi) the negotiation, announcement, pendency, execution, delivery or performance of this Agreement or any ancillary documents, the consummation of the Transaction or the identity of any other Party, including any termination of, denial of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of such Person; or (vii) any failure by the Company or any Newly Granted Permittee or the Business to meet any projections, forecasts or revenue or earnings predictions; except, in the case of clauses (i) through (vi) to the extent such change, effect, event, occurrence, state of facts or development has had a disproportionate effect on such Person.

(oo)            “Material Contracts” mean the following written and oral contracts which are currently in effect and to which the Company or any Newly Granted Permittee is a party or by which the Company or any Newly Granted Permittee is bound:

(i)            any agreement for the purchase or supply of cannabis involving payments in excess of $50,000 for any 12-month period;

(ii)            any agreement (or group of related agreements with the same Person or its Affiliates) under which the Company or any Newly Granted Permittee has created, incurred or assumed any Indebtedness in excess of $50,000 or imposed an Encumbrance (other than Permitted Encumbrances) on any of its assets;

(iii)            any agreement for the lease of real property or personal property involving payments in excess of $50,000 for any 12-month period;

(iv)            any license or royalty agreement involving payments in excess of $20,000 for any 12-month period;

(v)            any agreement with any Affiliate of the Company or any Newly Granted Permittee involving payments in excess of $10,000 for any 12-month period;

(vi)            any agreement relating to any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or any other Benefit Arrangement;

(vii)            any employment, consulting or sales or leasing representative agreement not cancelable by the Company or the applicable Newly Granted Permittee without penalty upon 90 days or less written notice;

(viii)            any settlement agreement or other agreement in respect of any past or present Proceeding involving payments in excess of $25,000;

(ix)            any confidentiality, or non-competition agreement (other than confidentiality agreements with the current employees of the Company or the Newly Granted Permittees entered into in the ordinary course of the Business);

(x)            any agreement providing for indemnification by the Company or any Newly Granted Permittee other than pursuant to standard terms of contracts in the ordinary course of the Business; or

(xi)            any other agreement (or group of related agreements with the same Person or its Affiliates) not cancelable by the Company or the applicable Newly Granted Permittee without penalty, (A) the performance of which will extend over a period of more than 1 year, or (B) involving consideration in excess of $50,000 or is or could be reasonably anticipated to result in a loss to the Company or any Newly Granted Permittee exceeding $50,000.

(pp)      “Minor Contracts” mean any contract and other agreement (other than the Material Contracts), whether written or oral, to which the Company or any Newly Granted Permittee is a party or by which the Company or any Newly Granted Permittee is bound.

(qq)      “Non-Cash Working Capital” means, as of the Closing Date, (i) the sum of (A) the Accounts Receivable, (B) the Inventory and (C) the Other Current Assets, minus (ii) the sum of (A) the Accounts Payable and (B) Other Current Liabilities, the computation of which is more fully illustrated on Exhibit C.

(rr)      “Non-Cash Working Capital Target” means $75,000.

(ss)      “Non-Party” means any Person who is not a Party hereto, including, without limitation, (i) any former, current or future direct or indirect equity holder, controlling Person, management company, incorporator, member, partner, manager, director, officer, employee, agent, Affiliate, attorney or representative of, and any financial or other advisor or lender (all above-described Persons in this subclause (i), collectively, “Affiliated Persons”) to a Party hereto or any Affiliate of such Party, (ii) any Affiliated Persons of such Affiliated Persons but specifically excluding the Parties hereto, and (iii) the successors, assigns, heirs, executors or administrators of the Persons in subclauses (i) and (ii), but specifically excluding the Parties hereto.

(tt)      “Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

(uu)      “Other Current Assets” mean all assets of the Company or any Newly Granted Permittee that would, in accordance with GAAP, be classified as current assets other than Accounts Receivable, Inventory, and Cash.

(vv)      “Other Current Liabilities” means all liabilities of the Company or any Newly Granted Permittee that would, in accordance with GAAP, be classified as current liabilities other than Accounts Payable, but including, without limitation, any accrued Taxes, deferred revenue obligations and accrued payroll expenses. Notwithstanding anything to the contrary, “Other Current Liabilities” shall not include any amounts owed by the Company with respect to the Initial Payment or Second Payment, or any amounts owed under the Line of Credit.

(ww)      “Owned Tangible Personal Property” means all Tangible Personal Property owned by the Company or a Newly Granted Permittee.

(xx)            “Pennsylvania Cannabis Laws” means the marijuana establishment laws of any jurisdictions within the Commonwealth of Pennsylvania to which the Company and each Newly Granted Permittee is, or may at any time become, subject, including, without limitation, the Pennsylvania Medical Marijuana Act (35 P.S. §10231.101 et. seq.), as amended, and the rules and regulations adopted by the Pennsylvania Department of Health (including 28 Pa. Code §§1141, 1151 and 1161 of the Pennsylvania regulations), the Pennsylvania Department of Revenue or any other state or local government agency with authority to regulate any marijuana operation (or proposed marijuana operation).

(yy)      “Permits” mean all permits, licenses, consents, franchises, approvals, registrations, certificates, variances and other authorizations required to be obtained from any Governmental Authority or other Person in connection with the operation of the Business and necessary to conduct the Business as presently conducted.

(zz)      “Permitted Encumbrances” mean (i) Encumbrances which are removed on or prior to Closing Date, (ii) liens or encumbrances for Taxes, assessments or other governmental charges not due and payable or the amount or validity of which is being contested in good faith, (iii) such other imperfections in title, charges, easements, restrictions and encumbrances which would not result in a Material Adverse Effect on the Company or any Newly Granted Permittee, (iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property, (v) mechanics’, carriers’, workmens’, repairmens’ or other like liens arising or incurred in the ordinary course of business (except to the extent that any such lien relates to overdue payments unless such payments are being diligently contested in good faith pursuant to appropriate proceedings) and (vi) any Encumbrances arising under the Line of Credit in favor of Buyer or its Affiliates.

(aaa)      “Person” means any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

(bbb)      “Pledge Agreement” means that certain pledge agreement among Buyer and the Sellers relating to Buyer’s pledge to Sellers of the Company Interests and the 100% membership interest owned by the Company in each of the Newly Granted Permittees, in each case in order to secure Buyer’s obligations to the Sellers under the Promissory Notes, which will be substantially in the form attached hereto as Exhibit A-2.

(ccc)      “Proceeding” means any claim, demand, action, suit, litigation, dispute, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding.

(ddd)      “Promissory Notes” means those certain promissory notes issued by Buyer in favor of the Sellers in the aggregate principal amount of Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000) (subject to adjustment as described in clause (i) below) with such principal to be paid pursuant to the following schedule: (i) Ten Million Dollars ($10,000,000) in aggregate principal amount, adjusted pursuant to Section 2.5, and less the sum of (A) any Seller Transaction Expenses paid by Buyer at Closing pursuant to Section 2.2(b)(ii) in excess of the Four Hundred Thousand Dollars ($400,000) reserved from the Cash Consideration at Closing (the “Excess Cash Deduction Amount”), (B) the amount of Indebtedness of the Company on the Closing Date not satisfied immediately prior to Closing and (C) one half of the [***] Contract Value, shall be due on September 30, 2019 (the “September Principal Amount”); (ii) Seven Million Five Hundred Thousand Dollars ($7,500,000) in aggregate principal amount shall be due on March 9, 2020; (iii) Five Million Dollars ($5,000,000) in aggregate principal amount shall be due on September 9, 2020; and (iv) all remaining principal and other amounts due under the Promissory Notes shall be due on the final maturity date of March 9, 2021. The Promissory Notes, which will be substantially in the form attached hereto as Exhibit A-1, will bear interest at ten percent (10%) per annum with all accrued and unpaid interest paid with each payment of principal described above, will be secured by a first priority security interest on the Company Interests and the Permittee Interests, and will be prepayable at any time without penalty; provided, however, that in addition to the provisions described above, at the election of Sellers, an amount of principal under the Promissory Notes equal to the September Principal Amount will be convertible into Buyer Stock at a price of $3.30 per share, upon the terms and conditions described in the Promissory Notes.

(eee)      “Real Property” means all real property owned or leased by the Company or any Newly Granted Permittee or in which the Company or any Newly Granted Permittee otherwise has any interest, together with (i) all buildings and improvements located thereon and (ii) all rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging thereto.

(fff)      “Regulatory Authorities” means any and all Governmental Authorities with actual authority over the Applications for or issuance, transfer, and/or substitution of the Licenses.

(ggg)      “Related Person” means, (i) with respect to a particular individual: (A) each other member of such individual’s immediate family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s immediate family; (C) any Person in which members of such individual’s immediate family hold (individually or in the aggregate) a material interest, including an equity interest of 25% or more; and (D) any Person with respect to which one or more members of such individual’s immediate family that serves as a director, manager, officer, partner, executor or trustee (or in a similar capacity), and (ii) with respect to a specified Person other than an individual, an Affiliate of that Person.

(hhh)      “Representation Survival Period” means, (i) for the Sellers’ and the Company’s representations and warranties (excluding the Seller Excluded Representations) set forth in Article 4 of this Agreement, the period beginning on the Closing Date and ending on the date that is the 18-month anniversary of the Closing Date, and (ii) for Buyer’s representations and warranties (excluding the Buyer Excluded Representations) set forth in Article 5 of this Agreement, the period beginning on the Closing Date and ending on the date that is the 18-month anniversary of the Closing Date.

(iii)            “Representative” means any manager, officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

(jjj)      “Restricted Territory” means the Commonwealth of Pennsylvania.

(kkk)      “Seller Individual Representation” means any representation or warranty concerning a Seller set forth in Sections 4.2(a), 4.4(a), 4.7(a) or 4.30(a).

(lll)      “Seller Percentage” means in respect of any Seller, the percentage set forth in the column captioned “Seller Percentage” opposite such Seller’s name on Exhibit B hereto.

(mmm)      “Seller Transaction Expenses” means (i) the costs, fees and expenses incurred by the Company, the Sellers or any Newly Granted Permittee in connection with the transactions contemplated by this Agreement for investment bankers, third party consultants, legal counsel, accountants and other advisors, (ii) all change in control, retention, or transaction-related bonus amounts payable to, or for the benefit of, employees, officers, contractors or directors of the Company or any Newly Granted Permittee as a consequence of the transactions contemplated by this Agreement, whenever payable, including (subject to and not in duplication of Section 2.3) any Taxes that become payable by the Company or any Newly Granted Permittee in connection therewith (but excluding any post-Closing liabilities or obligations arising as a result of both (A) the Closing and (B) the occurrence of one or more additional post-Closing events under so-called “double trigger” severance provisions contained in any employment-related Contracts), and (iii) overdrafts on any bank account and reimbursement obligations under any credit facility of the Company acquired by Buyer or any credit facility of any Newly Granted Permittee acquired by the Company (but in each case specifically excluding the Line of Credit which will not be required to be repaid out of the Purchase Price), in each of the foregoing clauses (i) through (iii) to the extent unpaid as of the Closing Date.

(nnn)      “Sellers’ Representative Fund” shall mean an amount equal to $350,000, such amount to be held and disposed of by the Sellers’ Representative as set forth in Section 2.9.

(ooo)            “Tangible Personal Property” means all tangible personal property (other than Inventory) owned or leased by the Company or any Newly Granted Permittee or in which the Company or any Newly Granted Permittee has any interest, including vehicles and production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

(ppp)      “Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), health, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, goods and services, harmonized, alternative or add-on minimum, estimated, or other tax or similar obligation of any kind whatsoever to any Tax authority, including any interest, penalty or addition thereto, whether disputed or not.

(qqq)      “Tax Return” means any return, declaration, report, form, claim for refund, election or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

(rrr)      “Transaction” means the equity purchases and other transactions contemplated under this Agreement.

(sss)      “Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement.

(ttt)      “Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

(uuu)      “[***] Contract Value” shall mean the total value of that certain consulting contract by and between the Company and [***].

1.2.            Other Defined Terms. The following terms will have the meanings defined for such terms in the Sections set forth below:

Term	Section
Accounting Firm	2.4(c)
Adjusted Closing Cash Balance	2.5(b)
Adjusted Net Cash Consideration Amount	2.2(b)(i)
Affiliated Person Notification	6.8(b)
Affiliation Form	6.8(a)
A. Hazzouri	Introduction
Angeli	Introduction
Anti-Money Laundering Laws	4.26
Application Materials	6.8(a)
Application Party / Application Parties	6.8(a)
Benefit Arrangements	4.16(i)
Buyer	Introduction
Buyer Disclosure Schedules	5
Buyer Excluded Representation	9.1(a)(ii)
Buyer Parties	9.1(b)(i)
Cash Consideration	2.1
Closing	3.1
Closing Date	3.1
Closing Non-Cash Working Capital Statement	2.4(d) or (e)
Company	Introduction
Company Disclosure Schedules	4
Company Interests	Recitals
Confidential Information	9.4
Confidentiality Agreement	6.4
DOH	Recitals
Draft Non-Cash Working Capital Statement	2.4(a)
E. Hazzouri	Introduction

Escrow Agent	2.2(a)(ii)
Escrow Agreement	2.2(a)(ii)
Excess Cash Deduction Amount	Definition of “Promissory Notes” in 1.1
Execution Stock	2.1
Execution Stock Issuance Date	2.2(a)(ii)
FBS-CO	Introduction
FBS Penn NE	Recitals
FBS Penn SE	Recitals
FBS Penn SW	Recitals
Final Closing Non-Cash Working Capital	2.5(a)
Hazzouri Associates	Introduction
Franklin Group	Introduction
Indemnified Party	9.1(e)
Indemnifying Party	9.1(e)
Initial Payment	Recitals
Leased Real Property	4.10(a)
Leases	4.10(a)
Line of Credit	2.2(a)(iii)
MMP	Recitals
Net Cash Consideration Amount	2.2(b)(i)
Newly Granted Permittees	Recitals
OFAC	4.27
Other Interest Holders	Introduction
Outside Date	8.1(b)(i)
Party / Parties	Introduction
Pension Plans	4.16(a)
Permit Revocation Claim	9.2(b)
Permittee Interests	Recitals
Post-Closing Straddle Period	9.8(c)
Pre-Closing Straddle Period	9.8(c)
Pre-Closing Tax Periods	9.8(a)
Primary Party	6.1(d)
Purchase Price	2.1
Regulatory Approval Condition	6.8(c)
Related Party Transaction	4.17
RTO Date	6.10(a)
RTO Requirement	6.10(a)
Sanctions	4.27
Second Payment	2.2(a)(i)
Securities Act	5.7
Sellers	Introduction
Seller Agreements	6.11(a)
Seller Excluded Representation	9.1(a)(i)
Seller Fundamental Representations	9.1(a)(i)
Sellers’ Representative	6.11(a)

Straddle Period	9.8(c)
September Principal Amount	Definition of “Promissory Notes” in 1.1
Subscription Agreement Tax and ERISA Representations	2.2(a)(ii) 9.1(a)(i)
Tax Matter	9.8(g)
Term Sheet	Recitals
Third-Party Claim	9.1(e)
Threshold	9.1(d)(i)
Varga	Introduction
Welfare Plans	4.16(b)

1.3.            Usage of Terms. Except where the context otherwise requires, words importing the singular number will include the plural number and vice versa. Use of the word “including” means “including, without limitation.”

1.4.            References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication, otherwise requires.

ARTICLE 2
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

2.1.            Purchase Price. As consideration for the sale, conveyance, transfer, assignment and delivery of the Company Interests and the Permittee Interests, in each case free and clear of all Encumbrances (other than Encumbrances arising under applicable federal and state securities Law), Buyer has agreed to pay the Sellers, subject to adjustment as provided in this Agreement, an aggregate of Sixty Million Dollars ($60,000,000) together with 1,500,000 shares of Buyer Stock (the “Execution Stock”), to be paid as Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000) in cash (the “Cash Consideration”), the Promissory Notes, and the Execution Stock (together with the Promissory Notes and the Cash Consideration, the “Purchase Price). Buyer will pay the Purchase Price, less certain deductions, to the Sellers as described in Section 2.2(b) below. The Purchase Price and all other payments to be made to the Sellers or by Buyer pursuant to this Agreement shall be allocated to the Sellers on a pro rata basis in accordance with their respective Seller Percentages, as set forth on Exhibit B hereto.

2.2.            Payments by Buyer, Line of Credit and Transfers of Interests.

(a)            Upon execution of this Agreement unless stated otherwise below:

(i)            Buyer will pay Four Million Dollars ($4,000,000) to the Company (the “Second Payment”), which Second Payment shall be used for the Company’s bona fide business expenses and may not be distributed to the owners of the Company. The Second Payment shall not be applied towards the Purchase Price and is not refundable to Buyer other than as expressly provided in Section 8.3 hereof.

(ii)            On the Execution Stock Issuance Date, Buyer will issue the Execution Stock to the Sellers, allocated on a pro rata basis in accordance with their respective Seller Percentages; provided, however, that such Execution Stock shall be (A) deposited with GLAS (the “Escrow Agent”) pursuant to the terms of an escrow agreement containing the provisions described below and otherwise as mutually agreed upon by Sellers’ Representative and Buyer (the “Escrow Agreement”). In accordance with the terms of the Escrow Agreement, the Execution Stock will be released to the Sellers upon the earlier to occur of (i) the six (6) month anniversary of the Closing Date, or (ii) termination of this Agreement prior to the Closing Date by Buyer pursuant to Section 8.1(b)(i) or by Sellers’ Representative pursuant to Section 8.1(d) hereof. Notwithstanding anything to the contrary, issuance of the Execution Stock is subject to the applicable Seller’s full execution of Buyer’s subscription agreement delivered to Seller on May 15, 2019 (“Subscription Agreement”), and the Sellers acknowledge that the issuance of the Execution Stock with respect to any Seller as provided herein will be delayed until such Seller has executed a Subscription Agreement and returned it to Buyer, and provided further that each Seller that fails to return a fully-executed Subscription Agreement to Buyer within one (1) year of the execution of this Agreement shall forfeit its allocated Execution Stock. Notwithstanding anything to the contrary set forth in each Subscription Agreement executed by such Seller, Buyer may delay issuing Seller’s allocated portion of Execution Stock until: (A) if the RTO Requirement has been met on or before June 20, 2019, then upon such date that the Execution Stock becomes eligible to be deposited through the Depository Trust Company and, subsequently, the Escrow Agent; (B) if the RTO Requirement has not been met on or before June 20, 2019, then on June 21, 2019; or (C) if, prior to issuance, this Agreement is terminated by either Buyer or Sellers’ Representative in a manner which would otherwise have the effect of releasing the Execution Stock to Sellers pursuant to Section 8.3, then upon the date of such termination and, notwithstanding anything to the contrary set forth herein or in each Seller’s Subscription Agreement, such Execution Stock shall be issued directly to Seller and not to the Escrow Agent (the applicable date identified in (A)-(C) above, the “Execution Stock Issuance Date”).

(iii)            Buyer or its designee will commit to a line of credit facility for the benefit of the Company in the aggregate amount of Five Million Dollars ($5,000,000), with interest accruing at ten percent (10%) per annum and maturing at the one-year anniversary thereof, to be used for the Company’s bona fide business expenses, substantially in the form attached hereto as Exhibit D (the “Line of Credit”). The Line of Credit may not be drawn upon unless and until the proceeds from the Initial Payment and the Second Payment have been fully spent.

(b)            On the Closing Date:

(i)            The Cash Consideration, less (1) the Sellers’ Representative Fund and (2) Four Hundred Thousand Dollars ($400,000) of Seller Transaction Expenses, will be paid by Buyer to the Sellers, allocated to each Seller in an amount equal to the amount set forth in the column captioned “Net Cash Consideration Amount” opposite such Seller’s name in Exhibit B or, in the event such Seller elected to receive Buyer Stock in lieu of such Seller’s Net Cash Consideration Amount as described herein, in an amount equal to the amount set forth in the column captioned “Adjusted Net Cash Consideration Amount” opposite such Seller’s name in Exhibit B, in each case in cash by wire transfer to such accounts as Sellers’ Representative may designate in writing to Buyer in advance of the Closing Date. Each Seller acknowledges that (A) Buyer provided such Seller with the opportunity to elect to receive up to one hundred percent (100%) of the Net Cash Consideration Amount that would otherwise be paid to such Seller under this Agreement (as set forth in the column captioned “Net Cash Consideration Amount” opposite such Seller’s name in Exhibit B) in the form of Buyer Stock in lieu of Net Cash Consideration, (B) the number of shares of Buyer Stock elected to be received by each such Seller in lieu of Net Cash Consideration, if any, is set forth in the column captioned “Shares of Buyer Stock in Lieu of Net Cash Consideration” opposite of each such Seller’s name in Exhibit B, (C) with respect to each Seller who elected to receive Buyer Stock in lieu of such Seller’s Net Cash Consideration Amount as described herein, the dollar amount in the column captioned “Adjusted Net Cash Consideration Amount” opposite such Seller’s name in Exhibit B reflects the reduced Cash Consideration Amount payable to such Seller as a result of its election to receive any Buyer Stock in lieu thereof, and (D) with respect to each Seller who elected to receive Buyer Stock in lieu of such Seller’s Net Cash Consideration Amount as described herein, such Seller will receive the number of shares of Buyer Stock set forth in the column captioned “Shares of Buyer Stock in Lieu of Cash Consideration” opposite such Seller’s name in Exhibit B at Closing.

(ii)            The Seller Transaction Expenses will be paid (on behalf of the Company, the applicable Newly Granted Permittee or the Sellers) by Buyer in cash by wire transfer to the applicable holders or payees thereof, as specified by the Sellers’ Representative.

(iii)            The amount of the Sellers’ Representative Fund will be paid by Buyer in cash by wire transfer to such account as Sellers’ Representative may designate in writing to Buyer in order to fund the Sellers’ Representative Fund.

(iv)            The Promissory Notes will be issued by Buyer and delivered to Sellers, with the principal amount of each Promissory Note to be determined on a pro rata basis in accordance with their respective Seller Percentages.

(v)            Buyer, the Company and Sellers will enter into the Pledge Agreement.

(vi)            Buyer and the Sellers’ Representative will mutually agree in writing on the amount of the Closing Cash Balance.

(vii)            Sellers will transfer one hundred percent (100%) of the Company Interests to Buyer, and immediately thereafter, the Other Interest Holders will transfer one hundred percent (100%) of the Permittee Interests to the Company.

2.3.            Transfer Taxes. Notwithstanding Article 9, the Sellers, on the one hand, and Buyer, on the other hand, will each be responsible for one-half of the payment of any and all Transfer Taxes associated with the transfer of the Company Interests and the Permittee Interests and any deficiency, interest or penalty with respect to such Taxes. With respect to the portion of such amount for which the Sellers are responsible, each Seller shall only be responsible for the portion of such amount attributable to such Seller’s transfer of Company Interests and/or Permittee Interests hereunder. The parties will reasonably cooperate with respect to the preparation and filing of all Tax Returns required to be filed in connection with any such Transfer Taxes. The Sellers will remit to Buyer (if Buyer is filing a Tax Return relating to Transfer Taxes) or Buyer will remit to the Sellers (if the Sellers are filing a Tax Return relating to Transfer Taxes), as the case may be), in immediately available funds, the amount of any Transfer Taxes owed by the Sellers or Buyer (as applicable) pursuant to this Section 2.3 at least five (5) business days prior to the due date of any such Tax Return being filed.

2.4.            Preparation of Non-Cash Working Capital Statement.

(a)            Unless Buyer and Sellers’ Representative mutually agree upon another date in writing, within sixty (60) days following the Closing Date, Buyer will prepare and deliver to Sellers’ Representative a draft statement containing: (i) a consolidated balance sheet of the Company and the Newly Granted Permittees as of the Closing Date (but without giving effect to any actions taken by or at the direction of Buyer on such date after all transactions contemplated to occur on such date as set forth in Section 2.2 have occurred); and (ii) based on such balance sheet, Buyer’s calculation of the Non-Cash Working Capital (the “Draft Non-Cash Working Capital Statement”). The Draft Non-Cash Working Capital Statement will be prepared in accordance with this Section 2.4 and will include reasonable detail on the computation thereof. If Buyer fails to deliver the Draft Non-Cash Working Capital Statement within the aforementioned period, no adjustment to the Purchase Price will be made under Section 2.5, unless the Sellers’ Representative notifies Buyer to the contrary in writing within 5 Business Days after the expiration of the aforementioned period.

(b)            Sellers’ Representative will have twenty (20) Business Days to review the Draft Non-Cash Working Capital Statement following receipt of it, and Sellers’ Representative must notify Buyer in writing if Sellers’ Representative has any objections to the Draft Non-Cash Working Capital Statement within such period. The notice of objection must contain a statement of the basis of each of the objections and each amount in dispute. The Buyer will provide access, upon every reasonable request, to Sellers’ Representative and its Representatives to all work papers of Buyer and its respective auditors’ accounting books and records and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Non-Cash Working Capital Statement, subject to, if applicable, execution and delivery by Sellers’ Representative and its Representatives of any agreement or other document, including any release, waiver or indemnity that Buyer’s auditors may reasonably require prior to providing such access.

(c)            If Sellers’ Representative sends a notice of objection of the Draft Non-Cash Working Capital Statement in accordance with Section 2.4(b), or indicates it wishes a Non-Cash Working Capital adjustment to the Purchase Price notwithstanding Buyer’s failure to deliver a Draft Non-Cash Working Capital Statement within the required period in accordance with Section 2.4(a), Sellers’ Representative, on the one hand, and Buyer, on the other hand, will promptly make commercially reasonable efforts to try to resolve such objections within twenty (20) Business Days following receipt of the notice of objection. Failing resolution of any objection to the Draft Non-Cash Working Capital Statement raised by Sellers’ Representative, only the amount(s) in dispute will be submitted for determination to an independent firm of chartered professional accountants mutually agreed to by Sellers’ Representative and Buyer (and, failing such agreement between Sellers’ Representative and Buyer within a further period of 5 Business Days, such independent firm of chartered professional accountants will be Hill, Barth & King LLC, or if such firm is unable to act, a firm to be mutually agreed upon by Sellers’ Representative and Buyer, acting reasonably (the “Accounting Firm”). The Accounting Firm will identify a member of the firm to act in such mandate and will determine the procedures applicable to the resolution of the amounts in dispute with the primary purposes of minimizing expenses of the parties and expediting the accurate resolution of the dispute. The determination of such Accounting Firm of the amount(s) in dispute and any corresponding changes flowing from the resolution of such amounts in dispute will be final and binding upon the Parties and will not be subject to appeal, absent manifest error. Such Accounting Firm will be deemed to be acting as experts and not as arbitrators. Notwithstanding the foregoing, the determination of such Accounting Firm of the amount(s) in dispute will in no event be more favorable to Buyer than reflected in the Draft Non-Cash Working Capital Statement delivered by Buyer or more favorable to the Sellers than shown in the proposed changes to the Draft Non-Cash Working Capital Statement delivered by Sellers’ Representative under its notice of objection pursuant to this Section 2.4(c). During the review by the Accounting Firm, Buyer and Sellers’ Representative will each make available to such Accounting Firm, such individuals and such information, facilities, books, records and work papers as may be reasonably required by the Accounting Firm to fulfill its obligations hereunder during normal business hours (such access not to unreasonably disrupt the operations of Buyer, the Company, the Newly Granted Permittees or the Sellers).

(d)            If Sellers’ Representative does not notify Buyer of any objection to the Draft Non-Cash Working Capital Statement within the twenty (20) Business Day period set forth in Section 2.4(b), the Sellers will be deemed to have accepted and approved the Draft Non-Cash Working Capital Statement and such Draft Non-Cash Working Capital Statement will be final, conclusive and binding upon the Parties, absent manifest error, and will become the “Closing Non-Cash Working Capital Statement” on the next Business Day following the end of such period.

(e)            If Sellers’ Representative sends a notice of objection in accordance with Section 2.4(b), or indicates it wishes a Non-Cash Working Capital adjustment to the Purchase Price notwithstanding Buyer’s failure to deliver a Draft Non-Cash Working Capital Statement within the required period in accordance with Section 2.4(a), Sellers’ Representative and Buyer will revise the Draft Non-Cash Working Capital Statement to reflect the final resolution or final determination of such objections under Section 2.4(c) within 5 Business Days following such final resolution or determination. Such revised Draft Non-Cash Working Capital Statement will be final, conclusive and binding upon the Parties, absent manifest error. The Draft Non-Cash Working Capital Statement will become the “Closing Non-Cash Working Capital Statement” on the next Business Day following revision of the Draft Non-Cash Working Capital Statement under this Section 2.4(e).

(f)            Sellers’ Representative (on behalf of the Sellers) and Buyer will each bear their own fees and expenses, including the fees and expenses of their respective auditors, in preparing or reviewing, as the case may be, the Draft Non-Cash Working Capital Statement. In the case of a dispute and the retention of the Accounting Firm to determine such amount(s) in dispute, the costs and expenses of such Accounting Firm will be borne by Buyer, on the one hand, and one-half by Sellers, allocated among them in accordance with their respective Seller Percentages, on the other hand. However, the Sellers and Buyer will each bear their own costs in presenting their respective cases to such Accounting Firm.

(g)            The Parties agree that the procedure set forth in this Section 2.4 for resolving disputes with respect to the Draft Non-Cash Working Capital Statement is the sole and exclusive method of resolving such disputes, absent manifest error. Subject to Section 10.3, this Section 2.4(g) will not prohibit any Party from instigating litigation to compel specific performance of this Section 2.4 or to enforce the determination of the Accounting Firm.

2.5.            Non-Cash Working Capital and Closing Cash Balance Purchase Price Adjustment.

(a)            If the Non-Cash Working Capital as determined from the Closing Non-Cash Working Capital Statement (“Final Closing Non-Cash Working Capital”) is equal to or exceeds the Non-Cash Working Capital Target, the September Principal Amount will be increased, dollar-for-dollar, by the Closing Cash Balance, provided such increase shall be capped at the March 8th Cash Balance. The aggregate amount of the Closing Cash Balance (subject to the foregoing cap) will be allocated among the Sellers pro rata in accordance with their respective Seller Percentages as an increase to the principal amount of each Seller’s Promissory Note accruing interest from and after the date of determination of Final Closing Non-Cash Working Capital until paid. Any such increased principal amount of the Promissory Notes will be paid together with accrued interest thereon as part of the September Principal Amount.

(b)            If the Final Closing Non-Cash Working Capital is less than the Non-Cash Working Capital Target, the aggregate amount of such difference will be deducted from the Closing Cash Balance (such net amount, the “Adjusted Closing Cash Balance”), and the September Principal Amount will be increased, dollar-for-dollar, by the Adjusted Closing Cash Balance, provided such increase shall be capped at the March 8th Cash Balance. The aggregate amount of the Adjusted Closing Cash Balance (subject to the foregoing cap) will be allocated among the Sellers pro rata in accordance with their respective Seller Percentages as an increase to the principal amount of each Seller’s Promissory Note accruing interest from and after the date of determination of Final Closing Non-Cash Working Capital until paid. Any such increased principal amount of the Promissory Notes will be paid together with accrued interest thereon as part of the September Principal Amount.

2.6.            No Effect on Other Rights. The determination and adjustment of the Purchase Price in accordance with the provisions of this Article 2 will not limit or affect any other rights or causes of action either Buyer or the Sellers may have with respect to the representations, warranties, covenants and indemnities in its favor contained in this Agreement.

2.7.            Tax Treatment; Allocation of Purchase Price. The Parties acknowledge and agree that, for federal income tax purposes, the Transaction shall be treated as (i) a sale of the Company Interests by the Sellers who hold Company Interests and as a purchase of assets by Buyer consistent with Revenue Ruling 99-6, Situation 2, and (ii) a sale by the Other Interest Holders of the Permittee Interests and a purchase of assets by Buyer consistent with Revenue Ruling 99-6, Situation 1; and each Party will not voluntarily take any position inconsistent therewith. The Purchase Price will be allocated to the assets of the Company and the Newly Granted Permittees for income Tax purposes in accordance with Section 1060 of the Code (and any similar provision of state, local, or foreign Law, as appropriate) and in a manner consistent with the values to be mutually agreed upon by Buyer and the Sellers’ Representative, acting reasonably. The Parties will each adopt and utilize the agreed upon values for purposes of filing IRS Form 8594, IRS Form 8308 and all federal, state and other Tax Returns filed by each of them or filed with respect to the Company and the Newly Granted Permittees (unless, in each case, otherwise required by Law), and each of them will not voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any Proceeding or otherwise with respect to such Tax Returns. Buyer and the Sellers each agree to provide promptly the other(s) with any other information required to complete IRS Form 8594 or IRS Form 8308. For Tax purposes, notwithstanding anything in the Term Sheet or this Agreement to the contrary, the Parties shall treat the Initial Payment and the Second Payment as interest-free loans from Buyer to Company, each with a maturity date of the Outside Date.

2.8.            Pre-Closing Permit Revocation Claim Adjustment. Notwithstanding anything to the contrary set forth herein, in the event a Permit Revocation Claim (defined below) occurs prior to Closing, the Purchase Price will be reduced as follows: (i) Nine Million Dollars ($9,000,000) for the revocation of the Permit held by FBS Penn NE, Twelve Million Dollars ($12,000,000) for the revocation of the Permit held by FBS Penn SW, and Fifteen Million Dollars ($15,000,000) for the revocation of the Permit held by FBS SE. The Purchase Price reduction as provided for in this Section 2.8 shall be allocated pro rata among the Sellers in accordance with their respective Seller Percentages and applied as a reduction of amounts due to each Seller under its Promissory Note in order of maturity.

2.9.            Sellers’ Representative Fund. The Sellers’ Representative shall use the Sellers’ Representative Fund to (i) pay any unpaid Seller Transaction Expenses, (ii) make distributions to the applicable Sellers in accordance with the terms of this Agreement and (iii) pay all costs and expenses incurred by or on behalf of the Sellers’ Representative, in its capacity as such, including all costs and expenses incurred in connection with any dispute or claim with respect to the Transaction. The Sellers’ Representative Fund will be held or disbursed, in whole or in part, as determined in good faith by the Sellers’ Representative. Excess amounts (as determined in good faith by the Sellers’ Representative from time to time) will be released from the Sellers’ Representative Fund to the Sellers pro rata in accordance with their respective Seller Percentages. The Sellers’ Representative Fund will be increased by any payments received by the Sellers’ Representative, in its capacity as such, pursuant to any other provision of this Agreement. The Sellers’ Representative, in its capacity as such, shall not have any personal liability for the payment of any Seller Transaction Expenses.

ARTICLE 3
CLOSING date

3.1.            Closing. The closing of the Transaction (the “Closing”) will take place remotely via the electronic exchange of documents and signatures as soon as practicable following the satisfaction or waiver of the applicable conditions set forth in Article 7 and in any event within 3 Business Days thereafter, or on such other date as Buyer and the Sellers may mutually determine (the “Closing Date”). The Closing will be deemed to have occurred at 8:00 a.m., Eastern Daylight Time, on the Closing Date.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF THE Sellers AND THE COMPANY

As of the date hereof, except as set forth on the disclosure schedules delivered by the Company to Buyer on the date hereof (the “Company Disclosure Schedules”), (a) each Seller, severally and not jointly, represents and warrants to Buyer that the Seller Individual Representations in this Article 4, as they apply to such Seller, are true and correct, and (b) the Company represents and warrants to Buyer that the representations and warranties in this Article 4 (other than the Seller Individual Representations) are true, complete and correct. A fact or matter disclosed in the Company Disclosure Schedules with respect to one section or subsection thereof will be deemed to be disclosed with respect to both that section or subsection thereof, as well as any other section or subsection of such Company Disclosure Schedules to the extent that it is apparent from the face of such exception that such exception is applicable to such other section. The inclusion of any matter on the Company Disclosure Schedules will not be deemed an admission by any party that such listed matter is material. In addition, matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in such disclosure schedules, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Company Disclosure Schedules shall be deemed to broaden in any way the scope of the corresponding representations and warranties. No disclosure in the Company Disclosure Schedules relating to any possible breach or violation of any agreement, permit, license or Law shall constitute an admission of liability to any third party. Notwithstanding anything to the contrary provided in this Agreement (in addition to any specific exception to Federal Cannabis Laws and any similar Law set forth in this Article 4), all representations, warranties covenants and disclosures of the Company and the Sellers in this Article 4 are being made with exception to and not with respect to Federal Cannabis Laws.

4.1.            Organization and Authority of the Company and each Newly Granted Permittee to Conduct Business. Each of the Company and each Newly Granted Permittee is duly organized, validly existing and in active status under the laws of its respective jurisdiction of formation. Each of the Company and each Newly Granted Permittee is duly qualified and in good standing in each jurisdiction where it is required to be qualified. Except as set forth on Schedule 4.1 of the Company Disclosure Schedules, no Affiliate of the Company or any Newly Granted Permittee owns or has any interest in any of the assets used in the Business. The Company and each Newly Granted Permittee has full limited liability company power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

4.2.            Power and Authority; Binding Effect.

(a)            Such Seller has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement, and to perform such Seller’s obligations under this Agreement (except under Federal Cannabis Laws). This Agreement has been duly executed and delivered by such Seller and constitutes a legal (except under Federal Cannabis Laws), valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations and Federal Cannabis Laws.

(b)            The Company has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement, to consummate the Transaction, and to perform its obligations under this Agreement (except under Federal Cannabis Laws). This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations and Federal Cannabis Laws.

4.3.            Equity Information. The Company Interests and the Permittee Interests are held exclusively by the Sellers, in the amounts set forth on Schedule 4.3 of the Company Disclosure Schedules. The Company Interests represent 100% of the outstanding equity interests of the Company, and the Permittee Interests represent 100% of the outstanding equity interests owned by the Other Interest Holders in the Newly Granted Permittees, such that upon acquisition of the Permittee Interests at Closing the Company will own one hundred percent (100%) of the outstanding equity interests in each of the Newly Granted Permittees. The Company Interests and Permittee Interests have been duly authorized and validly issued and have been issued in compliance with applicable securities Laws. The Company and each Newly Granted Permittee has made available to Buyer true, correct and complete copies of their respective organizational documents, each as currently in effect. The minute books of the Company and each Newly Granted Permittee contain true, complete and correct records in all material respects of all meetings and other material limited liability company actions held or taken by members, managers or other governing bodies through the date hereof. All such minute books of the Company and the Newly Granted Permittees have been made available to Buyer. There are not now outstanding any other equity interests, phantom equity interests or other securities, or any options, warrants or any rights related to the Company or any Newly Granted Permittee or to any other equity interests, phantom equity interests or other securities of the Company or any Newly Granted Permittee. There are no agreements of any kind relating to the issuance of any equity interests of the Company or any Newly Granted Permittee, or any convertible or exchangeable securities or any options, warrants or other rights relating to the equity interests of the Company or any Newly Granted Permittee. There are no voting agreements, voting trusts, buy-sell agreements, options or right of first purchase agreements or other agreements of any kind relating to the Company Interests or the Permittee Interests, other than as provided in the Company’s limited liability company agreement or limited liability company agreements of the Newly Granted Permittees.

4.4.            Title.

(a)            Such Seller owns good title to the Company Interests and/or Permittee Interests set forth next to such Seller’s name on Schedule 4.3 of the Company Disclosure Schedules, free and clear of all Encumbrances (other than Encumbrances arising under applicable federal and state securities Laws or Pennsylvania Cannabis Laws, or as contemplated in this Agreement). Subject to compliance with the Pennsylvania Cannabis Laws and satisfaction of all conditions precedent hereunder to transfer the Company Interests to Buyer and/or the Permittee Interests to the Company on the Closing Date, such Seller has or will have on or before the Closing Date, the full and unrestricted power to sell, assign, transfer and deliver the Company Interests and/or Permittee Interests that such Seller owns pursuant to the terms of this Agreement. Such Seller is not a party to any option, warrant, purchase right or other contract or commitment that could (including upon the occurrence of any contingency or event) require such Seller to sell, transfer or otherwise dispose of any of the Company Interests or Permittee Interests or any interest therein, other than this Agreement or at Closing. Other than this Agreement and the limited liability company agreements of the Company and the Newly Granted Permittees, such Seller is not a Party to any voting trust, proxy or other agreement or understanding with respect to such Seller’s ownership, voting or transfer of, or otherwise related to, the Company Interests and/or Permittee Interests that such Seller owns. Upon delivery to Buyer of certificates for the Company Interests at the Closing, if certificated, Buyer will acquire good, valid and marketable title to the Company Interests, free and clear of all Encumbrances (other than Encumbrances arising under applicable federal and state securities Law, the Pennsylvania Cannabis Laws or as contemplated in this Agreement or the Promissory Notes). Upon delivery to the Company of certificates for the Permittee Interests at the Closing, if certificated, the Company will acquire good, valid and marketable title to the Permittee Interests, free and clear of all Encumbrances (other than Encumbrances arising under applicable federal and state securities Law, the Pennsylvania Cannabis Laws or as contemplated in this Agreement or the Promissory Notes).

(b)            Except as set forth on Schedule 4.4(b) of the Company Disclosure Schedules and except for Permitted Encumbrances, the Company and each Newly Granted Permittee has good title to all of its assets, free and clear of all Encumbrances.

4.5.            No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the Transaction, and the fulfillment of the terms of this Agreement, do not and will not result in or constitute (a) a violation of or conflict with any provision of the organizational or other governing documents of the Company or any Newly Granted Permittee, (b) except as set forth on Schedule 4.5 of the Company Disclosure Schedules, a breach of, a loss of rights under, or an event, occurrence, condition or act which is or, with the giving of notice or the lapse of time, would become, a material default under, or result in the acceleration of any obligations under, any term or provision of, any Material Contract, multiple Minor Contracts (which in the aggregate cause a Material Adverse Effect with respect to the Company or any Newly Granted Permittee), license, franchise, permit or authorization to which the Company or any Newly Granted Permittee is a party, (c) subject to compliance with the Pennsylvania Cannabis Laws and satisfaction of all conditions precedent hereunder to transfer the Company Interests to Buyer and/or the Permittee Interests to the Company on the Closing Date, a violation by the Company or any Newly Granted Permittee of any statute, rule, regulation, ordinance, by-law, code, order, judgment, writ, injunction, decree or award applicable to the Company or any Newly Granted Permittee which could result in a penalty or a loss of privilege (except for Federal Cannabis Laws) or (d) an imposition of any Encumbrance (other than a Permitted Encumbrance) on the assets of the Company or any Newly Granted Permittee.

4.6.            Consents and Approvals. Except as otherwise set forth on Schedule 4.6 of the Company Disclosure Schedules and subject to compliance with the Pennsylvania Cannabis Laws and satisfaction of all conditions precedent hereunder to transfer the Company Interests to Buyer and/or the Permittee Interests to the Company on the Closing Date, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by the Company or any Newly Granted Permittee in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction or will be necessary to ensure the continuing validity and effectiveness immediately following the Closing of any Permit or Material Contract of the Company or any Newly Granted Permittee, as applicable.

4.7.            No Proceedings.

(a)            With respect to such Seller, there is no material Proceeding pending or threatened against, relating to or affecting in any adverse manner, the Transaction.

(b)            With respect to the Company and each Newly Granted Permittee, there is no material Proceeding pending or threatened against, relating to or affecting in any adverse manner, the Transaction.

4.8.            Financial Statements; Unknown Liabilities.

(a)            The Company has made available to Buyer the Financial Statements. The Financial Statements fairly present the financial condition and the results of operations of the Company and the Newly Granted Permittees as of their respective dates and for the periods then ended in accordance with GAAP applied on a consistent basis, subject to, in the case of any unaudited Financial Statements, normal year-end adjustments. The books and records of the Company and the Newly Granted Permittees from which the Financial Statements were prepared fairly reflect the assets, liabilities and operations of the Company and the Newly Granted Permittees in all material respects, and the Financial Statements are in conformity therewith in all material respects.

(b)            Except as disclosed in Schedule 4.8(b)(i) of the Company Disclosure Schedules, there are no material liabilities or obligations of any nature, whether absolute, accrued, contingent, known, unknown, matured, unmatured or otherwise, which would have been required to be disclosed or provided for in the Financial Statements, except (i) liabilities and obligations reflected in or reserved against the Financial Statements as of March 31, 2019 and (ii) liabilities and obligations incurred between April 1, 2019 and the Closing Date in the ordinary course of the Business of the Company and the Newly Granted Permittees (none of which results from, arises out of or relates to any breach of contract, breach of warranty, tort, infringement or violation of Law (except for Federal Cannabis Laws)), including, without limitation, the Seller Transaction Expenses. Except as disclosed in Schedule 4.8(b)(ii) of the Company Disclosure Schedules, neither the Company nor any Newly Granted Permittee has any Indebtedness.

4.9.            Taxes.

(a)            Except as set forth on Schedule 4.9(a) of the Company Disclosure Schedules, (i) the Company and each Newly Granted Permittee has duly and timely filed all income Tax Returns and all other material Tax Returns that the Company and each Newly Granted Permittee was required to file, (ii) all such Tax Returns are true, correct and complete in all material respects (including without limitation in full compliance with Section 280E of the Code), (iii) all Taxes required to have been withheld and paid by the Company or any Newly Granted Permittee in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party have been properly withheld and paid, and all Forms W-2 and 1099 (or similar Tax Return) required with respect thereto have been properly completed and filed by the Company or the applicable Newly Granted Permittee, (iv) all Taxes required to have been paid by the Company and each Newly Granted Permittee (whether or not shown on any Tax Return) have been paid (and such Taxes have been paid consistent with Section 280E of the Code), (v) neither the Company nor any Newly Granted Permittee is currently the beneficiary of any extension of time within which to file any Tax Return, (vi) no written notice has been received by the Company or any Newly Granted Permittee and no claim has been made within the past 5 years by any Governmental Authority in any jurisdiction where the Company or any Newly Granted Permittee does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (vii) there is no dispute or claim concerning any Tax liability of the Company or any Newly Granted Permittee either claimed or raised by any Governmental Authority in writing and (viii) neither the Company nor any Newly Granted Permittee has waived any Tax related statute of limitations which period (after giving effect to such waiver) has not yet expired.

(b)            Neither the Company nor any Newly Granted Permittee is bound by or has any obligation under or potential liability with respect to any Tax allocation, Tax sharing or Tax indemnification agreement or similar Contract or arrangement. Neither the Company nor any Newly Granted Permittee has any liability for Taxes of any other Person under the Code or any provisions of any Law, as a transferee or successor, or by any Contract which deals primarily with Taxes. There are no Encumbrances for Taxes (other than Permitted Encumbrances), upon the assets of the Company or any Newly Granted Permittee or upon any Company Interests or Permittee Interests.

(c)            Neither the Company nor any Newly Granted Permittee has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(d)            At all times since the date of its organization, (i) the Company and each Newly Granted Permittee has been classified under Treasury Regulation Section 301.7701-2(a) as either a partnership or a disregarded entity for federal and state income Tax purposes, (ii) neither the Company nor any Newly Granted Permittee has been a member of an affiliated group (as defined in Section 1504(a) of the Code or corresponding provision of state, local or non-U.S. Tax Law) or filed or been included in a consolidated, combined or unitary federal or state income Tax Return (other than a consolidated, combined or unitary Tax Return of which the Company was the common parent), and (iii) neither the Company nor any Newly Granted Permittee has had any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise.

(e)            Neither the Company nor any Newly Granted Permittee will be required to include any amount in, or exclude any item of deduction from, income for any Tax period ending after the Closing Date as a result of a change in accounting method made in any Pre-Closing Tax Period with respect to any such Pre-Closing Tax Period. Except as set forth in Schedule 4.9(e) of the Company Disclosure Schedules, neither the Company nor any Newly Granted Permittee will be required to include in any Tax period or portion thereof after the Closing Date any item of income that accrued in a Pre-Closing Tax Period but was not recognized in any Pre-Closing Tax Period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, a change in method of accounting for a taxable period ending on or before the Closing Date, use of any improper method of accounting for a taxable period ending on or before the Closing Date, an election under Section 108(i) of the Code, or a “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law) executed on or before the Closing Date.

(f)            Neither the Company nor any Newly Granted Permittee has consummated or participated in, or is currently participating in, any transaction which was or is a “Tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g)            Schedule 4.9(g) of the Company Disclosure Schedules lists all material Tax holidays, abatements, exemptions, incentives and similar grants made or awarded to the Company or any Newly Granted Permittee by any Tax authority or other Governmental Authority, and the Company and each Newly Granted Permittee has complied, in all material respects, with all terms and conditions related thereto, does not have any outstanding Tax liabilities thereunder and will not incur any liabilities thereunder as a result of the transactions contemplated by this Agreement.

(h)            Neither the Company nor any Newly Granted Permittee is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

(i)            Neither the Company nor any Newly Granted Permittee has, nor has any of them ever had, a permanent establishment in any country outside the United States, nor has any of them been subject to Tax in a jurisdiction outside the United States. Neither the Company nor any Newly Granted Permittee has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. Neither the Company nor any Newly Granted Permittee has transferred an intangible, the transfer of which would be subject to the rules of Section 367(d) of the Code.

4.10.            Real Property.

(a)            Neither the Company nor any Newly Granted Permittee owns, or has ever owned, any fee or other ownership interest in any real property. Schedule 4.10(a) of the Company Disclosure Schedules lists the street address of each parcel of Real Property leased by the Company or any Newly Granted Permittee (the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each parcel of Leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. The Company has made available to Buyer true, accurate and complete copies of all Leases, any reciprocal easement agreements, declarations of restrictive covenants, utility contracts, roof warranties, shopping center association or co-op agreements and all other agreements that could impose material obligations on the tenant under any Lease (including all amendments, extensions and renewals with respect thereto).

(b)            Except as set forth on Schedule 4.10(b) of the Company Disclosure Schedules, (i) the Company and each Newly Granted Permittee has peaceful and undisturbed possession of any Real Property it leases, (ii) neither the Company nor any Newly Granted Permittee has assigned (collaterally or otherwise) or granted any other security interest in the Leases or any interest therein, and there are no liens on the estate or interest created by the Leases, other than Permitted Encumbrances, (iii) to the Knowledge of the Company and the Newly Granted Permittees, none of the Real Property is subject to any commitment for sale, and neither the Company nor any Newly Granted Permittee has made any commitment for use of the Real Property by any Person other than the Company or a Newly Granted Permittee, (iv) to the Knowledge of the Company and the Newly Granted Permittees, none of the Real Property is subject to any Encumbrance which in any material respect interferes with or impairs the value, transferability or present and continued use thereof in the usual and normal conduct of the Business, (v) the use of the Real Property by the Company and each Newly Granted Permittee is in compliance in all material respects with all applicable zoning, subdivision and other applicable land use ordinances, and all existing covenants, conditions, restrictions and easements, and the current use of the Real Property does not constitute a non-conforming use under the applicable zoning ordinances, and (vi) to the Knowledge of the Company and each Newly Granted Permittee, no material default or breach exists with respect to, and neither the Company nor any Newly Granted Permittee has received any written notice of any material default or breach under, any Encumbrance affecting any of the Real Property. Neither the Company nor any Newly Granted Permittee has any Knowledge of any condemnation or eminent domain proceedings pending, contemplated or threatened, against the Real Property or any part thereof, and neither the Company nor any Newly Granted Permittee has any Knowledge of any desire of any Governmental Authority to take or use the Real Property or any part thereof. Neither the Company nor any Newly Granted Permittee has any Knowledge of any existing or threatened, general or special assessments affecting the Real Property or any portion thereof. Neither the Company nor any Newly Granted Permittee has received written notice of, nor does the Company or any Newly Granted Permittee have Knowledge of, any pending or threatened action, suit, claim, investigation or other legal proceeding (including, without limitation, condemnation or eminent domain proceeding) before any Governmental Authority which relates to the ownership, maintenance, use or operation of the Real Property, nor does the Company or any Newly Granted Permittee have Knowledge of any type of existing or intended use of any real property adjacent to the Real Property which might materially adversely affect the use of the Real Property. To the Knowledge of the Company and each Newly Granted Permittee, except as set forth on Schedule 4.10(b) of the Company Disclosure Schedules, none of the Real Property is located within any area determined to be flood prone under the Federal Flood Protection Act of 1973, or any comparable state or local Law. Neither the Company nor any Newly Granted Permittee has received any written notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which would materially and adversely affect the insurability of the Real Property or the premiums for the insurance thereof, and no written notice has been given to the Company or any Newly Granted Permittee by any insurance company which has issued a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work which has not been complied with. To the Knowledge of the Company and each Newly Granted Permittee, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by Law or for the normal use and operation of the Real Property are installed to the improvements situated on the Real Property, are connected pursuant to valid permits, enter the Real Property through adjoining public streets and are otherwise adequate for the present operation of the Business by the Company and the Newly Granted Permittees and in compliance in all material respects with all Law applicable thereto. Except as set forth on Schedule 4.10(b) of the Company Disclosure Schedules, access to and from the Real Property is via public streets, which streets are sufficient for the present operation of the Business by the Company and the Newly Granted Permittees. To the Knowledge of the Company and each Newly Granted Permittee, the buildings and improvements on the Real Property (including the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a reasonable state of repair, have been well maintained and are free from infestation by termites, other wood destroying insects, vermin and other pests. There are no repairs or replacements for any parcel of Real Property that is currently operating as a dispensary exceeding $50,000 for any single repair or replacement which are currently contemplated by the Company or any Newly Granted Permittee, or which, to the Knowledge of the Company or any Newly Granted Permittee, should be made in order to maintain said buildings and improvements in a reasonable state of repair.

4.11.            Tangible Personal Property.

(a)            Schedule 4.11(a) of the Company Disclosure Schedules sets forth (i) a list of each item of Owned Tangible Personal Property having a book value of more than US $5,000, and (ii) a list of each item of Tangible Personal Property leased by the Company or any Newly Granted Permittee involving annual payments in excess of $10,000 by the Company or any Newly Granted Permittee, in each case, exclusive of the motor vehicles separately scheduled in subparagraph (c) below. Except as set forth on Schedule 4.11(a) of the Company Disclosure Schedules, the Owned Tangible Personal Property is free and clear of any Encumbrances (other than Permitted Encumbrances). Except as set forth on Schedule 4.11(a) of the Company Disclosure Schedules, all of the Tangible Personal Property is primarily located at the Real Property.

(b)            Except as set forth on Schedule 4.11(b) of the Company Disclosure Schedules, the Tangible Personal Property is, taken as a whole, in reasonable working order and adequate for its intended use, subject to ordinary wear and tear and normal repairs and replacements.

(c)            Schedule 4.11(c) of the Company Disclosure Schedules sets forth a list of all motor vehicles owned or leased by the Company or any Newly Granted Permittee as of the date hereof, including the name of the Person that owns any such leased vehicle, the model year and the corresponding serial or identification number, if any.

4.12.            Intellectual Property.

(a)            Schedule 4.12 of the Company Disclosure Schedules sets forth a list of: (i) all patents, patent applications, trademark applications and trademark registrations owned by the Company or any Newly Granted Permittee; (ii) all patents, patent applications, trademark applications and trademark registrations licensed to the Company or any Newly Granted Permittee by a third party; and (iii) all licenses pursuant to which any material Intellectual Property of the Company or any Newly Granted Permittee is licensed or sublicensed to a third party (other than commercially available shrink-wrap or click-through end-user license agreements). Neither the Company nor any Newly Granted Permittee has received written notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property used in the Business; and neither the Company nor any Newly Granted Permittee has received written notice from any third party regarding any actual or potential infringement by the Company or any Newly Granted Permittee of any Intellectual Property of any third party.

(b)            (i) There is no intellectual property necessary to or used in the Business other than the Intellectual Property owned by or licensed to the Company and/or the Newly Granted Permittees, (ii) except as set forth on Schedule 4.12 of the Company Disclosure Schedules, each item of Intellectual Property owned or used by the Company or a Newly Granted Permittee immediately prior to the Closing Date will be owned or available for use by the Company or such Newly Granted Permittee on substantially similar terms and conditions immediately subsequent to such date, and (iii) the Company and each Newly Granted Permittee has taken reasonable commercial actions to maintain and protect each item of Intellectual Property.

4.13.            Compliance with Laws and Permits.

(a)            Except as set forth on Schedule 4.13(a) of the Company Disclosure Schedules, the conduct of the Business is in compliance in all material respects with all applicable Governmental Requirements and Permits, except the Federal Cannabis Laws.

(b)            The Company and each Newly Granted Permittee has used best efforts to ensure that the Company or such Newly Granted Permittee does not: (i) distribute marijuana to minors; (ii) direct revenue from the sale of marijuana to criminal enterprises, gangs, and cartels, or otherwise have any involvement with such groups; (iii) divert marijuana from states where it is legal under state law in some form to other states; (iv) use state-authorized marijuana activity as a cover or pretext for the trafficking of other illegal drugs or other illegal activity; (v) use violence or firearms in the cultivation and distribution of marijuana; (vi) contribute to drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use; (vii) grow or possess marijuana on public lands; or (viii) promote marijuana possession or use on federal property.

(c)            The Company and the Newly Granted Permittees only operate in jurisdictions that have enacted laws legalizing cannabis. The Company and each Newly Granted Permittee is in compliance in all material respects with all applicable state and local laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of cannabis. Neither the Company nor any Newly Granted Permittee imports or exports cannabis products from or to any other state or foreign country.

(d)            Except as set forth on Schedule 4.13(d) of the Company Disclosure Schedules, neither the Company nor any Newly Granted Permittee has ever received any written notice from any Governmental Authority to the effect that, or has otherwise been advised that, the Company or such Newly Granted Permittee is not in compliance in all material respects with any applicable Governmental Requirement, and to the Knowledge of the Company and each Newly Granted Permittee there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in material violations of any applicable Governmental Requirement or Permit.

(e)            Schedule 4.13(e) of the Company Disclosure Schedules identifies all material Permits issued to the Company and currently in effect. Except as set forth on Schedule 4.13(e) of the Company Disclosure Schedules, the Permits held by the Company constitute all permits, consents, licenses, franchises, authorizations and approvals of the Company used in the operation of and necessary to conduct the Business as currently conducted. All of the Permits held by the Company are valid and in full force and effect, no violations have been experienced, noted or recorded and no Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any of the Permits held by the Company.

(f)            Schedule 4.13(f) of the Company Disclosure Schedules identifies all material Permits issued to each Newly Granted Permittee and currently in effect. Except as set forth on Schedule 4.13(f) of the Company Disclosure Schedules, the Permits held by the Newly Granted Permittees constitute all permits, consents, licenses, franchises, authorizations and approvals of the Newly Granted Permittees used in the operation of and necessary to conduct the Business as currently conducted. All of the Permits held by the Newly Granted Permittees are valid and in full force and effect, no violations have been experienced, noted or recorded and no Proceeding is pending or, to the Knowledge of any Newly Granted Permittee, threatened to revoke or limit any of the Permits held by the Newly Granted Permittees.

(g)            The Company (i) holds a valid Phase I Medical Marijuana Dispensary Permit relating to the Southeast Region of Pennsylvania under the MMP and issued by the DOH as of the date of this Agreement, (ii) will continue to hold such Permit through the Closing Date and (iii) has not received notice of any violations from the DOH, nor, to the Company’s Knowledge, does it have any reason to believe any violations have occurred, relating to such Permit or the Company’s activities thereunder. No Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit the Phase I Medical Marijuana Dispensary Permit held by the Company.

4.14.            Litigation. Except as set forth on Schedule 4.14 of the Company Disclosure Schedules, there is no Proceeding pending or, to the Knowledge of the Company or any Newly Granted Permittee, currently threatened which is (a) a Proceeding involving the Company or any Newly Granted Permittee or their respective properties, assets or business or (b) a Proceeding relating to the Business and, to the Knowledge of the Company and the Newly Granted Permittees, against or relating to any shareholder, member, director, manager, officer or employee of the Company or any Newly Granted Permittee.

4.15.            Labor Matters.

(a)            Schedule 4.15(a) of the Company Disclosure Schedules identifies for each current employee of the Company and each Newly Granted Permittee with a current annual compensation, his or her name, his or her position or job title, his or her base compensation and bonus compensation earned in the fiscal year of the Company ending December 31, 2018, and his or her 2019 base compensation. Except as set forth on Schedule 4.15(a) of the Company Disclosure Schedules: (i) neither the Company nor any Newly Granted Permittee has any obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group, (ii) neither the Company nor any Newly Granted Permittee is currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against the Company or any Newly Granted Permittee pending or, to the Knowledge of the Company or any Newly Granted Permittee, threatened before any Governmental Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the Knowledge of the Company or any Newly Granted Permittee, threatened against the Company or any Newly Granted Permittee and no material grievance is currently being asserted by any employee of the Company or any Newly Granted Permittee, (iv) neither the Company nor any Newly Granted Permittee has experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the 3 years immediately preceding the date of this Agreement and (v) there is no organizational campaign being conducted or, to the Knowledge of the Company or any Newly Granted Permittee, contemplated and there is no pending or, to the Knowledge of the Company or any Newly Granted Permittee, threatened petition before any Governmental Authority or other dispute as to the representation of any employees of the Company or any Newly Granted Permittee.

(b)            Except as set forth on Schedule 4.15(b) of the Company Disclosure Schedules, neither the Company nor any Newly Granted Permittee has terminated the employment of any employee whose annual compensation was greater than $50,000 in 2018 or anticipated to be greater than $50,000 in 2019, during the 90 days preceding the date hereof.

4.16.            Employee Benefit Plans.

(a)            Schedule 4.16(a) of the Company Disclosure Schedules sets forth a list identifying each Employee Pension Benefit Plan of the Company or any Newly Granted Permittee (the “Pension Plans”). Except as set forth on Schedule 4.16(a) of the Company Disclosure Schedules, neither the Company nor any Newly Granted Permittee nor any of their respective ERISA Affiliates has sponsored or contributed to or been required to contribute to (i) an Employee Pension Benefit Plan or (ii) a multiemployer plan within the meaning of 3(37) of ERISA.

(b)            Schedule 4.16(b) of the Company Disclosure Schedules sets forth a list identifying each Employee Welfare Benefit Plan (the “Welfare Plans”) of the Company or any Newly Granted Permittee.

(c)            With respect to each Employee Benefit Plan, the Company or the applicable Newly Granted Permittee has delivered or has made available to Buyer complete copies, if applicable, of (i) all plan documents (or, if not written, a summary of material plan terms), including, insurance contracts or other funding vehicles and all amendments thereto, and (ii) all summaries and summary plan descriptions, including any summary of material modifications.

(d)            There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or the applicable Newly Granted Permittee relating to, or change in employee participation or coverage under, any Employee Benefit Plan that would increase materially the expense of maintaining such Employee Benefit Plan above the level of expense incurred in respect of such Employee Benefit Plan for the most recent plan year with respect to Employee Benefit Plans.

(e)            Each Employee Benefit Plan has been maintained in material compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, which are applicable to such Employee Benefit Plan.

(f)            With respect to each Employee Benefit Plan, there are no pending or, to the Knowledge of the Company or any Newly Granted Permittee, threatened (i) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (ii) suits, investigations or other proceedings by any Governmental Authority.

(g)            No Welfare Plan provides benefits, including, without limitation, any severance or other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of the Company or any Newly Granted Permittee beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law, or (ii) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

(h)            The Company and each Newly Granted Permittee has complied with, and satisfied, the requirements of COBRA with respect to each Welfare Plan that is subject to the requirements of COBRA. Each Welfare Plan which is a group health plan, within the meaning of Section 9832(a) of the Code, has complied with and satisfied the applicable requirements of Sections 9801 and 9802 of the Code.

(i)            Schedule 4.16(i) of the Company Disclosure Schedules contains a list identifying each employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit which (i) is not an Welfare Plan or a Pension Plan and (ii) has been entered into or maintained, as the case may be, by the Company or any Newly Granted Permittee and any employee or former employee of the Company or any Newly Granted Permittee. Such contracts, plans and arrangements are referred to collectively as the “Benefit Arrangements.” True and complete copies or descriptions of the Benefit Arrangements have been made available to Buyer. Each Benefit Arrangement has been maintained in material compliance with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(j)            No payment or benefit provided pursuant to any agreement, between the Company or any Newly Granted Permittee and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder), will or may provide for the deferral of compensation subject to Section 409A of the Code that is not in compliance with Section 409A of the Code.  Each stock option and stock appreciation right, if any, was granted with an exercise price that was not less than the fair market value of the underlying common stock on the date the option or right was granted based upon a reasonable valuation method.  The execution and delivery of this Agreement and the consummation of the Transaction will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any agreement that will or may result in any payment of deferred compensation which will not be in compliance with Section 409A of the Code if timely paid in accordance with the terms of the agreement.

(k)            There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Newly Granted Permittee that, individually or in aggregate, could give rise to the payment by the Company or any Newly Granted Permittee, directly or indirectly, of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(l)            Neither the Company nor any Newly Granted Permittee is a Party to, or otherwise obligated under, any Employee Benefit Plan or other agreement, that provides for a gross-up, make-whole or other additional payment with respect to any Taxes, including those imposed by Sections 409A and 4999 of the Code.

(m)            Each individual who renders services to the Company or any Newly Granted Permittee and is classified as having the status of an independent contractor, consultant or other non-employee status is properly classified for all purposes, including eligibility to participate in the Employee Benefit Plans.

(n)            The Company, each Newly Granted Permittee and each applicable Employee Benefit Plan and Benefit Arrangement are in compliance in all material respects with the Patient Protection and Affordable Care Act, including compliance with all filing and reporting requirements, all waiting periods and the offering of affordable health insurance coverage compliant with the Patient Protection and Affordable Care Act to all employees and consultants who meet the definition of a full time employee under the Patient Protection and Affordable Care Act. No excise tax or penalty under the Patient Protection and Affordable Care Act is outstanding, has accrued, or will become due with respect to any period prior to the Closing.

4.17.            Transactions with Certain Persons. Except as set forth on Schedule 4.17 of the Company Disclosure Schedules or as otherwise disclosed in this Agreement, (a) no Related Person is presently or at any time during the past 2 years has been a party to any transaction with the Company or any Newly Granted Permittee including any material contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for the rental or sale of real or personal property to or from or (iii) otherwise requiring payments to or from (other than for services as officers or employees of the Company or a Newly Granted Permittee), such Related Person and (b) no shareholder, member, director, manager, officer or employee or any other direct or indirect beneficial owner of the Company or any Newly Granted Permittee is related to any other shareholder, member, director, manager, officer or employee or any other direct or indirect beneficial owner of the Company by blood or marriage (a “Related Party Transaction”). Except as set forth on Schedule 4.17 of the Company Disclosure Schedules, there is no outstanding amount in excess of Five Thousand Dollars ($5,000.00) owing (including pursuant to any advance, note or other indebtedness instrument) from the Company or any Newly Granted Permittee to any Related Person or from any Related Person to the Company or any Newly Granted Permittee.

4.18.            Insurance. Schedule 4.18 of the Company Disclosure Schedules contains a complete and accurate list of all current policies or binders of Insurance (showing as to each policy or binder the carrier, policy number and a general description of the type of coverage provided) maintained by the Company and each Newly Granted Permittee and relating to its properties, assets, operations and personnel. Except as set forth on Schedule 4.18 of the Company Disclosure Schedules, all of the Insurance is “occurrence” based insurance. Subject to the Enforceability Limitations, the Insurance is in full force and effect and sufficient for compliance in all material respects with all requirements of applicable Law and of all contracts to which the Company and each Newly Granted Permittee is a party. Neither the Company nor any Newly Granted Permittee is in material default under any of the Insurance, and neither the Company nor any Newly Granted Permittee has failed to give any notice or to present any claim under any of the Insurance in a timely manner. No notice of cancellation, termination, reduction in coverage or material increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been paid. Except as disclosed on Schedule 4.18 of the Company Disclosure Schedules, neither the Company nor any Newly Granted Permittee has experienced claims in excess of current coverage of the Insurance. Except as disclosed on Schedule 4.18 of the Company Disclosure Schedules, there will be no material retrospective insurance premiums or charges or any other similar adjustment on or with respect to any of the Insurance for any period or occurrence through the Closing Date.

4.19.            Inventory; No Product Recalls. Except as set forth on Schedule 4.19 of the Company Disclosure Schedules, (i) all of the Inventory is owned by the Company or a Newly Granted Permittee, as applicable, free and clear of any Encumbrances (other than Permitted Encumbrances) and is located at the Real Property, (ii) no material amount of the Inventory is on consignment, and (iii) the Inventory as reflected in the Financial Statements has been valued in a manner consistent with past practices and procedures and in accordance with GAAP. The levels of the Inventories are consistent in all material respects with the level of Inventories that have been maintained by the Company and the Newly Granted Permittees before the date of this Agreement in the ordinary course of the Business and consistent with past practices in light of seasonal adjustments, market fluctuations and the requirements of customers of the Business. The Company and the Newly Granted Permittees purchase all of their Inventory from third parties. All Inventory purchased by the Company and the Newly Granted Permittees from third parties was, to the Knowledge of the Company and each Newly Granted Permittee, cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Law (except for the Federal Cannabis Laws) in all material respects, and was purchased from suppliers duly licensed to cultivate, harvest and produce such products. To the Knowledge of the Company and the Newly Granted Permittees, the Inventory of the Company and the Newly Granted Permittees does not contain any prohibited pesticides, contaminants or any other substance prohibited by any Law. No recalls or withdrawals of products distributed or sold by the Company or any Newly Granted Permittee have been required or suggested by Governmental Authority and, to the Knowledge of the Company and each Newly Granted Permittee, no facts or circumstances exist that could reasonably be expected to result in any such recall or withdrawal.

4.20.            Accounts Receivable. All of the Accounts Receivable of the Company and each Newly Granted Permittee are bona fide receivables, are reflected on the books and records of the Company or the applicable Newly Granted Permittee and arose in the ordinary course of the Business. Except as set forth on Schedule 4.20 of the Company Disclosure Schedules, except to the extent reserved against the Accounts Receivables on the Financial Statements or except pursuant to the terms of any applicable Material Contract, the Accounts Receivable are free and clear of Encumbrances (other than Permitted Encumbrances), there is no right of offset against any of the Accounts Receivable, and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable other than in the ordinary course of the Business and as to ordinary trade discounts.

4.21.            Material Contracts. Schedule 4.21 contains a true and correct list or description of the Material Contracts. True and correct copies of the Material Contracts, including all amendments applicable thereto, have been made available to Buyer. Each of the Material Contracts is enforceable against the Company or the applicable Newly Granted Permittee and, to the Knowledge of the Company and each Newly Granted Permittee, each other party thereto, in accordance with its terms, in each case except as such enforcement may be limited by Enforceability Limitations. Neither the Company nor any Newly Granted Permittee, nor, to the Knowledge of the Company or any Newly Granted Permittee, any other party to any Material Contract, is in material default thereunder or in material breach thereof, and neither the Company nor any Newly Granted Permittee has, during the past 12 months prior to the date hereof, obtained or granted any material waiver of or under any provision of any Material Contract except for routine waivers granted or sought in the ordinary course of the Business. To the Knowledge of the Company and each Newly Granted Permittee, there exists no event, occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would reasonably be expected to become a material default by the Company or any Newly Granted Permittee or, to the Knowledge of the Company or any Newly Granted Permittee, any other party under any Material Contracts. To the Knowledge of the Company and each Newly Granted Permittee, there is not any default threatened in writing under any Material Contracts.

4.22.            Suppliers. Schedule 4.22 of the Company Disclosure Schedules contain a list of the 10 largest suppliers of the Business for the fiscal year ending December 31, 2018. Except as set forth on Schedule 4.22 of the Company Disclosure Schedules, none of the suppliers set forth on Schedule 4.22 of the Company Disclosure Schedules has informed the Company or any Newly Granted Permittee that it intends to terminate its relationship with the Company or any Newly Granted Permittee, and neither the Company nor any Newly Granted Permittee has any Knowledge that any such supplier intends to terminate such relationship or of any material problem or dispute with any such supplier.

4.23.            Bank Accounts; Powers of Attorney. Schedule 4.23 of the Company Disclosure Schedules contains a true, complete and correct list of all bank accounts and safe deposit boxes maintained by the Company and each Newly Granted Permittee and all Persons entitled to draw thereon, to withdraw therefrom or with access thereto, a description of all lock box arrangements for the Company and each Newly Granted Permittee and a description of all powers of attorney granted by the Company or any Newly Granted Permittee.

4.24.            Environmental Matters. Except as set forth on Schedule 4.24 of the Company Disclosure Schedules, the Company, each Newly Granted Permittee and their respective assets and operations are now and, to the Knowledge of the Company and each Newly Granted Permittee, at all times prior to the date hereof have been in compliance in all material respects with all applicable Environmental Laws and environmental Permits, are, to the Knowledge of the Company and each Newly Granted Permittee, not currently or potentially the subject of any Environmental Claims and there is no factual or legal basis which could reasonably be expected to give rise to a potential or actual liability or obligation under any Environmental Laws or environmental Permits. Neither the Company nor any Newly Granted Permittee has retained or assumed, by contract or operation of Law, any liability or obligation of any other Person under or relating to any Environmental Law. The Real Property (including any formerly owned, leased, operated or used Real Property) of the Company and each Newly Granted Permittee is now and, to the Knowledge of the Company and each Newly Granted Permittee, at all times prior to the date hereof during the Company’s or the applicable Newly Granted Permittee’s use thereof has been in compliance in all material respects with all applicable Environmental Laws and environmental Permits. To the Knowledge of the Company and each Newly Granted Permittee, none of the Real Property is currently or potentially the subject of any Environmental Claims and there is no factual or legal basis which could give rise to a potential or actual liability or obligation under any Environmental Laws or environmental Permits.

4.25.            No Unlawful Contributions or Other Payments. Neither the Company nor any Newly Granted Permittee nor, to the Knowledge of the Company or any Newly Granted Permittee, any equity owner, director, manager, officer, agent, employee, affiliate, or other person associated with or acting on behalf of the Company or any Newly Granted Permittee has (a) used any limited liability company funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government or regulatory official or employee; (c) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (iv) violated or is in violation of any provision of (i) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, (ii) any applicable Law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (iii) any other anti-bribery or anti-corruption statute or regulation.

4.26.            Compliance with Anti-Money Laundering Laws. Except with respect to the Federal Cannabis Laws, the operations of the Company and each Newly Granted Permittee are and have been conducted at all times in compliance in all material respects with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where the Company and each Newly Granted Permittee conducts business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit, or proceeding by or before any court or governmental agency, authority, or body or any arbitrator involving the Company or any Newly Granted Permittee with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company or any Newly Granted Permittee, threatened in writing.

4.27.            Compliance with OFAC. Neither the Company nor any Newly Granted Permittee nor, to the Knowledge of the Company or any Newly Granted Permittee, any director, manager, officer, agent, employee or Affiliate of the Company or any Newly Granted Permittee is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”). Since the inception of the Company and each Newly Granted Permittee, neither the Company nor any Newly Granted Permittee has knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria.

4.28.            Privacy. The Company and each Newly Granted Permittee has complied in all material respects with all applicable and material contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company or any Newly Granted Permittee, threatened against the Company or any Newly Granted Permittee. To the Knowledge of the Company and each Newly Granted Permittee, there has been no: (a) material unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Newly Granted Permittee, or (b) material breach of the security procedures of the Company or any Newly Granted Permittee wherein confidential information has been disclosed to a third Person.

4.29.            Absence of Certain Changes. Except as set forth on Schedule 4.29 of the Company Disclosure Schedules or contemplated by this Agreement, since March 31, 2019, the Company and each Newly Granted Permittee (or, in the case of subparagraph (f) below, the Company and the Newly Granted Permittees taken as a whole):

(a)            has carried on the Business substantially in the same manner as conducted prior to March 31, 2019, and has not engaged in any transaction or activity, entered into or amended any agreement or made any commitment except in the ordinary course of the Business;

(b)            has used reasonable commercial efforts to preserve its existence and business organization intact and to preserve its properties, assets and relationships with its employees, suppliers, customers and others with whom it has business relations;

(c)            has not (i) granted any increase in compensation in excess of twenty percent (20%) to any employee or (ii) entered into, or amended in any material respect, any Employee Benefit Plan or Benefit Arrangements;

(d)            has not entered into any settlement with respect to any Proceeding against or relating to it or any of its officers, directors, employees, or properties, assets or business involving more than $25,000 individually or $50,000 in the aggregate;

(e)            has not (i) granted any special conditions with respect to any Account Receivable other than in the ordinary course of the Business (e.g., extended terms), (ii) failed to pay any Account Payable in excess of $5,000 individually or $10,000 in the aggregate on a timely basis in the ordinary course of the Business consistent with past practice, (iii) except as disclosed in this Agreement, made or committed to make any capital expenditures in excess of $25,000 in the aggregate, (iv) taken any action designed or having the effect of accelerating or deferring the generation of Accounts Receivable in a manner inconsistent with past practice or (v) started up or acquired any new business line which is not similar to or directly complementary to any existing business line; and

(f)            has not experienced any Material Adverse Effect with respect to the Company and the Newly Granted Permittees taken as a whole.

4.30.            No Brokers.

(a)            Except as set forth on Schedule 4.30(a) of the Company Disclosure Schedule, such Seller has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transaction.

(b)            Except as set forth on Schedule 4.30(b) of the Company Disclosure Schedule, neither the Company nor any Newly Granted Permittee has entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transaction.

4.31.            Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF THE COMPANY, THE NEWLY GRANTED PERMITTEES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, SECURITYHOLDERS, AFFILIATES, MANAGERS, MEMBERS, EMPLOYEES, CONSULTANTS, AGENTS, COUNSEL OR ADVISORS MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, TO THE BUYER OR ITS AFFILIATES OR ANY OTHER PERSON. ANY REPRESENTATIONS AND WARRANTIES NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT ARE DISCLAIMED BY THE COMPANY, THE NEWLY GRANTED PERMITTEES AND THE SELLERS AND, EXCEPT IN THE CASE OF FRAUD, BUYER DISCLAIMS ANY RELIANCE ON ANY SUCH REPRESENTATIONS OR WARRANTIES NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the disclosure schedules delivered by Buyer to the Sellers, the Company and the Newly Granted Permittees on the date hereof (the “Buyer Disclosure Schedules”), Buyer represents and warrants as of the date hereof to the Sellers and the Company that each of the representations set forth in this Article 5 is true and correct:

5.1.            Organization and Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full corporate power and authority to conduct its business as presently being conducted and to own and lease its properties and assets (except under Federal Cannabis Laws).

5.2.            Authority; Authorization; Binding Effect. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and to perform its obligations under this Agreement (except under Federal Cannabis Laws). This Agreement has been duly executed and delivered by Buyer and constitutes a legal (except under Federal Cannabis Laws), valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by Enforceability Limitations.

5.3.            No Conflict or Violation. The execution and delivery of this Agreement, the consummation of the Transaction and the performance by Buyer of its obligations under this Agreement, do not and will not result in or constitute (a) a violation of or a conflict with any provision of the certificate of incorporation or formation, or by-laws or limited liability company agreement, of Buyer, (b) a breach of, a loss of rights under, or constitute an event, occurrence, condition or act which is or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party or (c) a violation by Buyer of any statute, rule, regulation, ordinance, by-law, code, order, judgment, writ, injunction, decree or award (except for Federal Cannabis Laws).

5.4.            Consents and Approvals. Except as set forth on Schedule 5.4 of the Buyer Disclosure Schedules, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction.

5.5.            No Proceedings. There is no Proceeding pending or, to the knowledge of Buyer, threatened against, relating to or affecting in any adverse manner the Transaction.

5.6.            No Brokers. Except as set forth on Schedule 5.6 of Buyer Disclosure Schedules, Buyer has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transaction.

5.7.            Buyer Expertise; Purchase for Investment. Buyer has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its purchase of the Company Interests and its indirect purchase of the Permittee Interests based on the information provided to Buyer by the Sellers, the Company and the Newly Granted Permittees about the Company, the Newly Granted Permittees, the Company Interests and the Permittee Interests. Buyer can bear the economic risk of its investment in the Company Interests and its indirect investment in the Permittee Interests. The Sellers have provided the Buyer the opportunity to ask questions of the officers and management employees of the Company and each Newly Granted Permittee and to acquire such information about the business and financial condition of the Company, the Newly Granted Permittees, the Company Interests and the Permittee Interests as is necessary to make an investment decision with respect to the Company Interests and the Permittee Interests. Buyer is acquiring the Company Interests and Permittee Interests for investment and not with any present intention of distributing or selling the Company Interests or the Permittee Interests. Buyer agrees that neither the Company Interests nor the Permittee Interests may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, rules and regulations, except pursuant to an exemption from such registration available under such federal and state laws, rules and regulations.

5.8.            Buyer Equity. Upon issuance of the Execution Stock to Sellers pursuant to Section 2.2(a)(ii), all shares of Execution Stock will be duly authorized for issuance by Buyer and, upon consummation of Closing or any earlier termination of this Agreement under circumstances where Sellers are entitled to retain the Execution Stock pursuant to the provisions of Section 8.3, all shares of Execution Stock shall be deemed fully paid and non-assessable. Upon issuance of Buyer Stock to any Seller who elected to receive such shares in lieu or some or all of the Cash Consideration otherwise payable to such Seller at Closing pursuant to Section 2.2(b)(i), all such Buyer Stock shall be duly authorized by Buyer or the other applicable issuer thereof, and shall be deemed fully paid and non-assessable.

ARTICLE 6
PRE-CLOSING COVENANTS

6.1.            Reasonable Best Efforts. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date:

(a)            Each Party will cooperate with the other Parties and use its reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and the ancillary documents referenced in this Agreement and applicable Law to consummate and make effective the Transaction as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party and/or Governmental Authority necessary, proper or advisable to consummate the Transaction and (iii) execute and deliver such documents, certificates and other papers as a Party may reasonably request to evidence the other Party’s satisfaction of its obligations hereunder. Subject to applicable Law relating to the exchange of information and in addition to Section 6.1(b), the Parties will have the right to review in advance, and, to the extent practicable, each will consult the others on, any information relating to the Company, the Newly Granted Permittees and the Sellers, or Buyer and its Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transaction.

(b)            Without limiting the forgoing, the Parties will: (i) cooperate with one another promptly to determine whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations or approvals.

(c)            Without limiting Section 6.1(a), each Party will use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the Closing of the Transaction, including defending through litigation or arbitration on the merits any claim asserted in any court by any Person; provided, however, that any such litigation or arbitration would be at Buyer’s sole expense (except to the extent that the underlying claim resulting in litigation or arbitration was caused by the Company’s or a Seller’s (i) willful breach of this Agreement, (ii) willful misconduct or (iii) intentional acts of fraud).

(d)            Each Party will keep the other Parties reasonably apprised of the status of matters relating to the completion of the Transaction and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, each of the Company, the Sellers’ Representative and the Buyer (each a “Primary Party”) will without limitation: (i) promptly notify the other Primary Parties of, and if in writing, furnish the other Primary Parties with copies of (or, in the case of material oral communications, advise the other Primary Parties orally of) any communications from or with any Governmental Authority with respect to the Transaction, (ii) permit the other Primary Parties to review and discuss in advance, and consider in good faith the views of the other Primary Parties in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (iii) not participate in any meeting with any such Governmental Authority unless it consults with the other Primary Parties in advance and, to the extent permitted by such Governmental Authority, gives the others the opportunity to attend and participate thereat, (iv) furnish the other Primary Parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to this Agreement, any ancillary documents and the Transaction, and (v) furnish the other Primary Parties with such necessary information and reasonable assistance as the other Primary Parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.

(e)            Except as specifically set forth in this Agreement, including (but not limited to) Section 6.8 hereof, the Company and the Newly Granted Permittees will be responsible for all filings with any Governmental Authority relating to this Agreement or the transactions contemplated thereby.

6.2.            Operation of Business. Except as otherwise expressly contemplated by this Agreement or any ancillary document or to the extent consented to by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company and each Seller will, and the Company and the Sellers will cause the Company and each Newly Granted Permittee to, conduct the Business in the ordinary course of the Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees to pay, and the Sellers and the Company agree to cause the Company and each Newly Granted Permittee to pay, the debts and Taxes of the Company and each Newly Granted Permittee when due (including extensions) unless subject to good faith dispute, to pay or perform other obligations in the ordinary course of the Business subject to good faith disputes over whether payment or performance is owing, and to use all commercially reasonable efforts, consistent with past practices and policies, to preserve its present business organizations, keep available the services of the employees of the Company and each Newly Granted Permittee, preserve their respective relationships with key customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, and reasonably pursue all of their respective cannabis-related license applications. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company will promptly notify Buyer of any event or occurrence of which the Company or any Newly Granted Permittee receives knowledge, and that the Company or the Sellers’ Representative believes would have a Material Adverse Effect on the Company or any Newly Granted Permittee. Without limiting the generality of the foregoing, except as set forth on Schedule 6.2 of the Company Disclosure Schedules or expressly contemplated by this Agreement, or any ancillary document, from the date hereof until the earlier to occur of the termination of this Agreement and the Closing Date, the Company will not, and the Sellers and the Company will not cause the Company or any Newly Granted Permittee to, do any of the following without the prior written or email consent of Buyer (not to be unreasonably withheld, conditioned or delayed):

(a)            adopt or propose any change to its organizational documents;

(b)            merge or consolidate with any other Person or acquire equity interests or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(c)            sell, lease, license, encumber or otherwise dispose of any material amount of assets, securities or other property, individually or in the aggregate, in excess of US $100,000, except (i) if required pursuant to existing Contracts or commitments, (ii) in the ordinary course of the Business (including sale of Inventory) or (iii) as otherwise contemplated in this Agreement;

(d)            declare, set aside or pay any dividend or other distribution with respect to its equity interests;

(e)            issue any equity interests or rights thereto, except if required pursuant to existing Contracts or commitments;

(f)            incur additional Indebtedness, or amend the terms of any existing Indebtedness, or create or incur any Encumbrance on any of its assets other than (i) in the ordinary course of the Business, (ii) Permitted Encumbrances, and (iii) the Line of Credit.

(g)            make any material loan, advance or capital contribution to or investment in any Person other than trade credit in the ordinary course of the Business and other than employee loans not in excess of $10,000 in the aggregate;

(h)            grant to any employee any increase in compensation or benefits, except in the ordinary course of the Business and consistent with past practice or as may be required under existing agreements;

(i)            enter into or establish any Employee Benefit Plan;

(j)            enter into any new employment agreement with an annual salary in excess of $50,000 or collective bargaining agreement or commitment to or with any employee of the Company or any Newly Granted Permittee;

(k)            enter into any Related Party Transaction other than the payment of compensation to officers and employees in the ordinary course of business consistent with past practices;

(l)            terminate or amend any Material Contract outside of the ordinary course of the Business other than as may be required to consummate the Transaction;

(m)            enter into any settlement with respect to any Proceeding against or relating to it involving an amount in excess of US $10,000 in the aggregate;

(n)            change any method of accounting or accounting principles or practice or cash management practices, except for any such change required by reason of a concurrent change in GAAP; or

(o)            agree or commit to do any of the foregoing.

6.3.            Publicity. The Primary Parties will use their reasonable efforts to (a) develop a joint communication plan with respect to this Agreement and the Transaction, (b) ensure that all press releases and other public statements with respect to this Agreement and the Transaction will be consistent with such joint communication plan, and (c) consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement or the Transaction, provide to the other Primary Parties for review a copy of any such press release or statement, and not issue any such press release or make any such public statement without the other Primary Parties’ consent, unless any Primary Party determines in good faith in consultation with such Primary Party’s legal counsel that such disclosure is required or advisable under applicable Law, or pursuant to the rules and regulations of any applicable securities exchange. Notwithstanding the foregoing, this Section 6.3 will not restrict communications by any Party and its Affiliates that do not relate to the Transaction, nor will it restrict any Party from making any public statement or press release regarding the Sellers that is materially consistent with prior disclosures made pursuant to this Section 6.3 following a period of 60 days after the Closing Date.

6.4.            Access. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company and the Sellers will permit representatives of Buyer (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Company or any Newly Granted Permittee, to the premises, personnel, books, records (including Tax records (but excluding income Tax Returns of any federal consolidated (and state combined or unitary) group of which the Company or any Newly Granted Permittee is a member and limited with respect to all other Tax Returns and correspondence with accountants to the portions of such Tax Returns and correspondence with accountants that specifically relate to the Company or the applicable Newly Granted Permittee)), Material Contracts, and documents of or pertaining to the Company or any Newly Granted Permittee. Neither Buyer nor any of its Representatives will contact any employee, customer, supplier or landlord of the Company or any Newly Granted Permittee without the prior written consent of the Sellers’ Representative. Notwithstanding anything to the contrary in this Section 6.4, the Company and the Sellers will not be required to provide information that (a) would violate applicable Law or (b) constitutes information protected by the attorney/client and/or attorney work product privilege. Buyer will comply with, and will cause its representatives to comply with, all of its obligations under the confidentiality agreement previously signed with respect to the Transaction on March 8, 2019 (the “Confidentiality Agreement”), between the Company and Buyer with respect to the terms and conditions of this Agreement and the Transaction and the Confidential Information of the Company and the Newly Granted Permittees disclosed pursuant to this Section 6.4, which agreement will remain in full force and effect and survive any termination of this Agreement in accordance with the terms of the Confidentiality Agreement relating to any Sellers’ Confidential Material; provided, however, that any obligations or restrictions of the Buyer under the Confidentiality Agreement relating to Company Confidential Material will be null and void as of the Closing Date.

6.5.            Notification of Certain Matters. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, except as prohibited by applicable Law, each Party will give prompt notice to the other Parties of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing such that the conditions set forth in Section 7.2(a) or Section 7.3(a) would not be satisfied, and (b) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder such that the conditions set forth in Section 7.2(b) or Section 7.3(b) would not be satisfied.

6.6.            No Solicitation.

(a)            During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers will not, nor will they authorize or permit the Company or any Newly Granted Permittee to, nor will they authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, a Seller or the Company or any Newly Granted Permittee, to knowingly or intentionally, (i) directly or indirectly solicit, initiate or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement, including, without limitation, a confidentiality agreement, with respect to or consummate any Acquisition Proposal, or (iii) directly or indirectly participate in any substantive discussions or negotiations regarding, furnish to any Person any confidential information with respect to, or take any other action to facilitate the making of, an Acquisition Proposal.

(b)            During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, the Sellers and the Company promptly will advise Buyer orally and in writing of any Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal and provide Buyer with copies of any documents related to such Acquisition Proposal. The Sellers and the Company will keep Buyer reasonably informed of the status (including any change to the material terms thereof) of any such Acquisition Proposal. Notwithstanding anything contained in this Section 6.6(b) to the contrary, neither any Seller nor the Company nor any Newly Granted Permittee is obligated to disclose the names of the parties involved in an Acquisition Proposal.

6.7.            Member Loans. On the Closing Date, all loans, and the obligations relating thereto, between any Seller, on the one hand, and the Company or any Newly Granted Permittee, on the other hand, will be terminated.

6.8.            Application for Change of Ownership.

(a)            Prior to the execution of this Agreement, Buyer (and all of its affiliated persons and entities required to do so under the Pennsylvania Cannabis Laws assuming that Buyer or its successor is a publicly-traded company) (each, an “Application Party” and collectively, the “Application Parties”) have completed the DOH form labeled “Reporting Individuals Affiliated with a Medical Marijuana Organization,” or the applicable successor form (the “Affiliation Form”) to be approved as an affiliated person of the Company and each Newly Granted Permittee. Each Application Party has submitted (or will submit upon request) the following additional materials with respect to such Application Party: (i) fingerprint card; (ii) background check conducted by DOH’s agent for same; (iii) tax clearance certificate; and (iv) any other requisite materials as further directed by DOH or required by the Affiliation Form or any other provision of the Pennsylvania Cannabis Laws (collectively, the “Application Materials”).

(b)            The Application Materials have been jointly submitted to DOH and DOH has been notified of the Parties’ intention to (i) add the Application Parties as affiliated persons of the Company and each Newly Granted Permittee and (ii) remove from affiliated person status all affiliated persons of the Company and each Newly Granted Permittee other than the Application Parties, any existing officer or employee of the Company or a Newly Granted Permittee that Buyer has agreed to retain following the Closing and up to three individuals designated by FBS-CO as provided in the Pledge Agreement (the “Affiliated Person Notification”), all effective as of the later of (A) Buyer or its successor becoming a publicly-traded company and (B) DOH approving all Application Parties as affiliated persons of the Company and the Newly Granted Permittees as a result of Jushi’s prospective ownership of such entities. The Primary Parties will coordinate with each other and keep each other apprised of the submission of the Application Materials and any response or request for additional information received from DOH. In the event that the DOH requests any additional information with respect to the Affiliated Person Notification or the Application Materials, the Primary Parties will promptly respond to such requests.

(c)            As set forth in Section 7.2(e), it is a condition to Closing that (i) all Application Parties have been approved by DOH as affiliated persons of the Company and each Newly Granted Permittee in accordance with the Pennsylvania Cannabis Laws or, if any Application Party is not so approved, that Buyer provides evidence satisfactory to the Company and FBS-CO (and, if required or requested, DOH) that Buyer is no longer affiliated (as defined by Pennsylvania Cannabis Laws) with such rejected Application Party, and (ii) DOH has indicated in writing its satisfaction with the Affiliated Person Notification, or if no indication is given, has not otherwise objected or indicated any objection by the date thirty (30) days following Buyer’s satisfaction of the RTO Requirement (collectively, the “Regulatory Approval Condition”).

6.9.            Designation of Industry Professionals. Upon execution of this Agreement, Buyer may designate up to three (3) industry professionals to serve as consultants to the Company and the Newly Granted Permittees, at no cost to the Company or any Newly Granted Permittee, to assist in the review of working capital expenditures and spending oversight. Such industry professionals shall have no decision-making rights or any rights to execute any documents on behalf of the Company or any Newly Granted Permittee, and neither the Company nor any Newly Granted Permittee shall be bound to follow any recommendations from such industry professionals except to the extent that such recommendations conform to the obligations of the Company and the Newly Granted Permittees pursuant to this Agreement.

6.10.            Financial Covenants and RTO Requirement.

(a)            From the execution of this Agreement through the Closing Date, Buyer covenants and agrees (i) to maintain an aggregate balance of cash, cash equivalents and credit facility liquidity greater than Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000); and (ii) to become (through operation of law via a successor entity or otherwise) a publicly-traded corporation no later than July 31, 2019 (the “RTO Date”). Notwithstanding anything to the contrary set forth herein, in the event that Buyer has not complied with clause (ii) above (the “RTO Requirement”) on or before the RTO Date, the Company shall be permitted to market itself to other potential acquirers without violating Section 6.6 hereof, but may not enter into any agreement which impairs Buyer’s rights until this Agreement has been properly terminated in accordance with its terms.

(b)            Within twenty-four (24) hours of Buyer’s satisfaction of the RTO Requirement, Buyer shall use its commercially reasonable efforts to prepare and submit any additional filings or documentation required by the DOH or any other Governmental Authority to satisfy the Regulatory Approval Condition. Buyer, the Sellers and the Company further agree to use commercially reasonable efforts and work cooperatively to meet any follow-up requests from DOH in order to satisfy the Regulatory Approval Condition as soon as practicable following Buyer’s satisfaction of the RTO Requirement.

6.11.            Sellers’ Representative.

(a)            Each Seller irrevocably appoints FBS-CO (the “Sellers’ Representative”) jointly with power of designation and assignment as such Seller’s true and lawful attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of, such Seller with the full power, without the consent of such Seller, to exercise as the Sellers’ Representative in its sole discretion deems appropriate, the powers which such Seller could exercise under the provisions of this Agreement, the Promissory Notes, the Pledge Agreement and the Escrow Agreement (collectively, the “Seller Agreements”), to execute each of the Promissory Note payable to such Seller, the Escrow Agreement and the Pledge Agreement on behalf of such Seller, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative in connection with the Seller Agreements, which shall include the power and authority to exercise remedies, amend, modify, waive or provide consent with respect to, any provision of the Seller Agreements and to execute, deliver and accept such waivers and consents and any and all notices, documents, certificates or other papers to be delivered in connection with the Seller Agreements and the consummation of the Transaction as the Sellers’ Representative, in its sole discretion, may deem necessary or desirable. In any Third- Party Claim in which more than one Seller is an Indemnifying Party, the Sellers’ Representative shall act on behalf of all Sellers that are Indemnifying Parties. The Buyer and the Buyer Parties, if applicable, will be entitled to rely exclusively upon any notices and other acts of the Sellers’ Representative as being legally binding acts of each Seller individually and the Sellers collectively. The appointment and power of attorney granted by each Seller to the Sellers’ Representative shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable whether by death or incapacity of any such Seller or the occurrence of any other event or events.

(b)            Each Seller acknowledges and agrees that the Sellers’ Representative will not be liable to any Seller for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The Sellers will jointly and severally indemnify the Sellers’ Representative and hold it harmless against any Losses incurred without gross negligence, willful misconduct or bad faith on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of its duties as Sellers’ Representative under the Seller Agreements.

(c)            The Sellers’ Representative is entitled to engage counsel and other advisors, and the reasonable fees and expenses of such counsel and advisors will be paid by each Seller in accordance with such Seller’s Seller Percentage. Each Seller will reimburse the Sellers’ Representative for such Seller’s Seller Percentage of any out-of-pocket, independent, third-party fees and expenses (including fees and expenses of counsel, accountants and other advisors) incurred by the Sellers’ Representative that arise out of or are in connection with the acceptance or administration of the Sellers’ Representatives’ duties under the Seller Agreements. Without limiting the generality of the foregoing, the Sellers’ Representative has the right to seek reimbursement from the Sellers’ Representative Fund and reimbursement and replenishment of the Sellers’ Representative Fund from each Seller in accordance with such Seller’s respective Seller Percentage, as reserves for reasonably anticipated expenses. The Sellers’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Sellers hereunder solely on account of serving as the Sellers’ Representative. Any Person serving as the Sellers’ Representative hereunder may resign as the Sellers’ Representative upon at least ten (10) days prior written notice to the Sellers, the Company and the Buyer. Upon any such resignation, Sellers representing a majority of the aggregate Seller Percentages shall determine whether to appoint a replacement Person or Persons to serve as a Sellers’ Representative hereunder, and if so the identity of any such replacement Sellers’ Representative. Any such replacement Sellers’ Representative will be considered a Sellers’ Representative for all purposes of this Agreement. All rights of the Sellers’ Representative to indemnification hereunder with respect to actions or omissions while such Person was the Sellers’ Representative shall survive such Seller’s Representative’s death or resignation.

6.12.            Transfer of Benefit Plan Coverage. No later than thirty (30) days following the Closing Date: (i) Buyer shall cause all employees of the Company to become covered under insurance and other employee benefit plans maintained by Buyer or one or more of its Affiliates that provide the Company’s employees with benefits reasonably comparable to those provided under the Company’s existing Benefit Arrangements maintained by Franklin Group, LLC, and upon the Company’s employees obtaining such coverage, Parent shall provide Sellers and the Company with written notice of same; and (ii) upon receiving such notice from Parent, the Company shall cause the existing coverage of the Company’s employees under the Benefit Arrangements maintained by Franklin Group, LLC to terminate; provided, however, Buyer will make commercially reasonable efforts to satisfy the foregoing clause (i) on or before the Closing Date, and provided further that if the foregoing clause (i) is satisfied only after the Closing Date, Buyer shall reimburse Franklin Group, LLC the demonstrable carriage costs incurred for maintaining the Benefit Arrangements maintained by Franklin Group, LLC for the Company’s employees from the Purchase Price Payment Date through the actual date that the foregoing clause (i) is satisfied. Buyer agree and acknowledge that termination of coverage of employees of the Company under the existing Benefit Arrangements as described in the foregoing clause (ii) shall not represent a breach of any representation, warranty or covenant by the Company or Sellers under this Agreement. The Parties agree and acknowledge that Franklin Group, LLC is a third-party beneficiary with respect to this Section 6.12.

ARTICLE 7
CONDITIONS TO CLOSING

7.1.            Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Transaction will be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by a Party with respect only to itself, in whole or in part, to the extent permitted by applicable Law:

(a)            Proceedings.

(i)            No Governmental Authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered, other than the Federal Cannabis Laws, any statute, rule, regulation, or Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction.

(ii)            No Proceeding will have been commenced against any Party which could reasonably prevent the Closing (either by way of injunction or other legal remedy).

(iii)            There will be no other legal impediment to the Closing, except for the existence of the Federal Cannabis Laws.

(b)            Consents and Approvals. The Sellers, the Company and the Newly Granted Permittees, as applicable, will have received all of the consents and approvals set out in Schedule 4.6 of the Company Disclosure Schedules, on terms satisfactory to all Primary Parties, acting reasonably. Buyer will have received all of the consents and approvals set out in Schedule 5.4 of the Buyer Disclosure Schedules on terms satisfactory to all Primary Parties, acting reasonably.

7.2.            Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Transaction are subject to satisfaction or waiver of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of the Sellers and the Company (other than the Seller Fundamental Representations) set forth in this Agreement will be true and correct in all material respects (giving effect to the applicable exceptions set forth in the Company Disclosure Schedules but without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Seller Fundamental Representations will be true and correct in all material respects as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such date). Buyer will have received certificates signed on behalf of the Sellers’ Representative and the Company to such effect.

(b)            Agreements and Covenants. Each Seller and the Company will have performed and complied with all of their respective covenants hereunder in all material respects through the Closing Date, and Buyer will have received certificates signed on behalf of the Sellers’ Representative and the Company to such effect.

(c)            Documents. As of the Closing Date, all of the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement will have been executed by the Parties thereto other than Buyer and delivered to Buyer.

(d)            No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect on the Company or any Newly Granted Permittee will have occurred.

(e)            Application Materials and Regulatory Approval Condition. The Application Materials and the Affiliated Person Notification shall have been timely submitted to the DOH and the Regulatory Approval Condition shall have been satisfied.

7.3.            Additional Conditions to Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to effect the Transaction are subject to satisfaction or waiver of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of Buyer (other than Buyer Excluded Representations) set forth in this Agreement will be true and correct in all material respects (giving effect to the applicable exceptions set forth in Buyer Disclosure Schedules but without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Buyer Excluded Representations will be true and correct in all material respects as of the Closing Date, as if made as of such time (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such date). The Sellers will have received a certificate signed on behalf of Buyer to such effect.

(b)            Agreements and Covenants. Buyer will have performed and complied with all of its covenants hereunder in all material respects through the Closing Date. The Sellers will have received a certificate signed on behalf of Buyer to such effect.

(c)            Documents. As of the Closing Date, as applicable, all of the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement will have been executed by the Parties thereto other than the Sellers and the Company and delivered to Sellers’ Representative.

(d)            No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect on Buyer will have occurred.

ARTICLE 8
TERMINATION

8.1.            Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Date:

(a)            By mutual written consent of Buyer and the Sellers’ Representative;

(b)            By either Buyer or Sellers’ Representative if:

(i)            the Closing Date has not occurred on or before October 31, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to have occurred on or before the Outside Date (including each such Party’s failure to use commercially reasonable efforts and cooperation with the DOH to address any responses or follow-up questions therefrom); or

(ii)            a Governmental Authority will have issued an Order or taken any other action (excluding any Order or action arising under, relating to or in connection with the Federal Cannabis Laws), in each case that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the Transaction or any part of it; provided, that the right to terminate this Agreement under this Section 8.1(b)(ii) will not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the issuance of such Order or such action;

(c)            By Buyer, if (i) any of the representations and warranties of the Sellers and the Company in this Agreement become untrue or inaccurate such that Section 7.2(a) would not be satisfied; (ii) there has been a material breach on the part of the Company or the Sellers of any of their respective covenants or agreements contained in this Agreement such that Section 7.2(b) would not be satisfied; (iii) prior to the Closing, (A) Buyer identifies a material issue that, in Buyer’s reasonable judgment, is having or will have a Material Adverse Effect on the Company, any Newly Granted Permittee or the Business (other than a failure to obtain the DOH approval of the Application Parties as affiliated persons of the Company and each Newly Granted Permittee or a failure of Buyer to satisfactorily disassociate from an Application Party that was not approved by the DOH as an affiliated person of the Company or any Newly Granted Permittee), or (B) any of the Company, the Newly Granted Permittees, FBS-CO or Hazzouri Associates breaches any binding provision of the Term Sheet.

(d)            By Sellers’ Representative, if (i) at any time that any of the representations and warranties of Buyer in this Agreement become untrue or inaccurate such that Section 7.3(a) would not be satisfied; (ii) there has been a material breach on the part of Buyer of any of its covenants or agreements contained in this Agreement such that Section 7.3(b) would not be satisfied; or (iii) Buyer fails to comply with the RTO Requirement by the RTO Date.

8.2.            Notice of Termination. If Buyer intends to terminate this Agreement under Sections 8.1(b) or (c), or if Sellers’ Representative intends to terminate this Agreement under Sections 8.1(b) or (d), such Person(s) will provide the other Parties with written notice of their intent, indicating in reasonable detail the deficiencies relied upon to terminate this Agreement, and, solely in the case of termination pursuant to Sections 8.1(c)(i), 8.1(c)(ii), 8.1(d)(i) or 8.1(d)(ii), the applicable Party or Parties will have a 30-day cure period from the date of receipt of notice (but not later than the Outside Date) in which to correct the deficiency or deficiencies identified in the notice, to the extent that such deficiencies are curable.

8.3.            Effect of Termination.

(a)            Except as specifically provided in this Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.3, Section 6.3, the last sentence of Section 6.4, and Article 10, which will survive such termination) will forthwith become void, and there will be no liability on the part of any Party or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing in this Section 8.3 will relieve any Party from liability for fraud in the giving of any representations or warranties or for any willful and material breach, prior to termination of this Agreement in accordance with its terms, of any covenant or agreement contained in this Agreement.

(b)            In the event this Agreement is terminated pursuant to Section 8.1(a) or Section 8.1(b)(ii), the Execution Stock shall automatically be forfeited and canceled, but both the Initial Payment and Second Payment shall be retained by the Company.

(c)            In the event this Agreement is terminated by Sellers’ Representative pursuant to Section 8.1(b)(i), the Execution Stock shall automatically be forfeited and canceled, but both the Initial Payment and Second Payment shall be retained by the Company; provided, however, that in the event that the Company executes an agreement for the sale of all or substantially all of its assets or membership interests to any entity other than Buyer or an Affiliate of Buyer within sixty (60) days of such termination, the Sellers shall pay Buyer a fee (with each Seller responsible for a portion of such fee in accordance with its Seller Percentage) equal to fifty percent (50%) of the amount of sale proceeds received by the Sellers in connection with such sale in excess of Sixty-Five Million Dollars ($65,000,000), up to a maximum fee amount of Four Million Dollars ($4,000,000).

(d)            In the event this Agreement is terminated by Buyer pursuant to Section 8.1(b)(i) or by Sellers’ Representative pursuant to Section 8.1(d), the Execution Stock shall be released from escrow to the registered holders thereof and both the Initial Payment and the Second Payment shall be retained by the Company.

(e)            In the event this Agreement is terminated by Buyer pursuant to Section 8.1(c)(i), 8.1(c)(ii) or 8.1(c)(iii)(B), the Execution Stock shall automatically be forfeited and canceled, and both the Initial Payment and Second Payment shall be refunded by the Company to Buyer within thirty (30) days.

(f)            In the event this Agreement is terminated by Buyer pursuant to Section 8.1(c)(iii)(A), the Execution Stock shall automatically be forfeited and canceled, the Initial Payment shall be refunded by the Company to Buyer within thirty (30) days, and the Company shall refund to Buyer all unspent portions of the Second Payment (as of the date of termination) within thirty (30) days, but the Company shall not be obligated to refund to Buyer previously spent portions of the Second Payment.

ARTICLE 9
COVENANTS AND CONDUCT OF THE PARTIES AFTER CLOSING

9.1.            Survival and Indemnifications.

(a)            Survival of Representations, Warranties, Covenants and Agreements.

(i)            All representations and warranties of the Sellers and the Company contained in Article 4 of this Agreement will survive the Closing Date for the duration of the applicable Representation Survival Period; except that the representations and warranties in Section 4.1 (Organization and Authority of the Company and Each Newly Granted Permittee to Conduct Business), Section 4.2 (Power and Authority; Binding Effect), Section 4.3 (Equity Information), Section 4.4 (Title) and Section 4.30 (No Brokers) (collectively, the “Seller Fundamental Representations”) will survive the Closing Date indefinitely, and the representations and warranties made in Section 4.9 (Taxes) and Section 4.16 (Employee Benefit Plans) (collectively, the “Tax and ERISA Representations” and together with the Seller Fundamental Representations, the “Seller Excluded Representations”) will survive the Closing Date until sixty (60) days following the expiration of all applicable statute of limitations (giving effect to any waiver, or extension thereof). Any claim made by Buyer for a breach of a representation or warranty by the Sellers or the Company contained in Article 4 of this Agreement must be delivered in writing by Buyer to Sellers’ Representative prior to the applicable expiration date set forth in this Section 9.1(a)(i). Any claim made by Buyer based on fraud in the giving of such representations and warranties will survive indefinitely. All of the representations and warranties of the Sellers or the Company contained in this Agreement will in no respect be limited or diminished by any past or future inspection, investigation, examination or possession on the part of Buyer or its Representatives. All covenants and agreements made by the Sellers or the Company contained in this Agreement (including the obligation of the Sellers to convey the Company Interests to Buyer pursuant to Section 2.1, if required, the obligations of the Other Interest Holders to convey the Permittee Interests to the Company pursuant to Section 2.1, if required, and the indemnification obligations of the Sellers set forth in this Section 9.1) will survive the Closing Date until fully performed or discharged.

(ii)            All representations and warranties of Buyer contained in Article 5 of this Agreement will survive the Closing Date for the duration of the applicable Representation Survival Period; except that the representations and warranties in Section 5.1 (Organization and Good Standing), Section 5.2 (Authority; Authorization; Binding Effect), and Section 5.6 (No Brokers) (collectively, the “Buyer Excluded Representations”) will survive the Closing Date indefinitely. Any claim made by the Sellers for a breach of a representation or warranty by Buyer contained in Article 5 of this Agreement must be delivered in writing to Buyer prior to the above-referenced applicable expiration date. Any claim made by the Sellers based on fraud in the giving of such representations and warranties will survive indefinitely. All covenants and agreements made by Buyer contained in this Agreement (including the indemnification obligations of Buyer set forth in this Section 9.1) will survive the Closing Date until fully performed or discharged.

(iii)            Any written claim for breach of representation and warranty delivered prior to the above-referenced applicable expiration date to the Party against whom such indemnification is sought will survive thereafter and, as to any such claim, such expiration, if any, will not affect the rights to indemnification under this Article 9 of the Party making such claim.

(b)            Indemnification by the Sellers.

(i)            Each Seller hereby, severally and not jointly, agrees to defend, indemnify and hold harmless Buyer and its Affiliates, and the directors, officers and employees of Buyer and its Affiliates (collectively, the “Buyer Parties”), from, against and in respect of a percentage, equal to such Seller’s applicable Seller Percentage of:

(A)            any and all Losses suffered or incurred by a Buyer Party by reason of any breached or untrue representation or warranty of the Sellers or the Company contained in Article 4 of this Agreement (excluding the Seller Individual Representations);

(B)            any and all Losses suffered or incurred by a Buyer Party by reason of the breach of any covenant or agreement by the Company contained in this Agreement prior to the consummation of Closing; and

(C)            subject to Section 2.3, any and all Losses suffered or incurred by any of them attributable to (1) any liability, payment or obligation in respect of any Taxes owing by the Sellers, or the Company of any kind or description (including interest and penalties) for all Pre-Closing Tax Periods and the Pre-Closing Straddle Period, (2) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any of its respective predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 under the Code or any analogous or similar Law, for all Pre-Closing Tax Periods and the Pre-Closing Straddle Period, (3) any and all Taxes for all Pre-Closing Tax Periods and the Pre-Closing Straddle Period of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law which Taxes relate to an event or transaction occurring before the Closing, and (4) the obligations of the Sellers or the Company as set forth in Section 9.8 or breach thereof, except in the case of the Company, only to the extent such obligations or breach relate to the period prior to Closing.

(ii)            Each Seller hereby, severally and not jointly, agrees to defend, indemnify and hold harmless the Buyer Parties from, against and in respect of:

(A)            any and all Losses suffered or incurred by a Buyer Party by reason of any breach of any Seller Individual Representation of such Seller contained in this Agreement; or

(B)            any and all Losses suffered or incurred by a Buyer Party by reason of the breach of or non-compliance with any covenant or agreement by such Seller contained in this Agreement.

For the avoidance of doubt, notwithstanding anything to the contrary herein, in no event shall any Seller be liable for (x) any breach of a Seller Individual Representation by any other Seller or (y) any breach of a covenant or agreement by any other Seller.

(c)            Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless the Sellers and their respective Affiliates, and the directors, managers, officers and employees of Sellers and their respective Affiliates (collectively, the “Seller Parties”) from, against, and in respect of:

(i)            any and all Losses suffered or incurred by a Seller Party by reason of any breach of a representation or warranty by Buyer contained in Article 5 of this Agreement; or

(ii)            any and all Losses suffered or incurred by a Seller Party by reason of the breach of any covenant or agreement by Buyer contained in this Agreement.

(d)            Limitations on Indemnifications.

(i)            For purposes of this Section 9.1, the term “Threshold” means a dollar amount equal to Four Hundred Thousand Dollars ($400,000).

(ii)            With respect to any Losses related to a breach of representation and warranty of the Sellers or the Company, (A) the Sellers will have liability for such Losses only if the aggregate amount of all Losses suffered by the Buyer Parties exceeds the Threshold, in which case, subject to subclause (ii)(B) below, Sellers will indemnify the Buyer Parties for all such Losses, and (B) subject to the proviso at the end of this sentence: (x) the maximum aggregate liability of the Sellers to the Buyer Parties for Losses for which the Buyer Parties are entitled to indemnification under Section 9.1(b)(i)(A) (other than in respect of the Seller Excluded Representations and the representations set forth in Section 4.13(g) (but not any other subsection of Section 4.13)), shall be limited to an amount equal to Nine Million Dollars ($9,000,000), or in respect of any other matter for which the Buyer Parties are entitled to indemnification under this Agreement (including, without limitation, the Seller Excluded Representations and the representations set forth in Section 4.13(g) (but not any other subsection of Section 4.13)), shall be limited to an amount equal to 100% of the Purchase Price; and (y) the maximum aggregate liability of any Seller to the Buyer Parties for Losses for which the Buyer Parties are entitled to indemnification under this Agreement shall be limited to an amount equal to the Purchase Price payable to such Seller; provided, however, that, notwithstanding the foregoing, with regard to misrepresentations or breaches resulting from willful breach of a covenant hereunder or fraud, the maximum aggregate liability of the Sellers to the Buyer Parties for Losses for which the Buyer Parties are entitled to indemnification under this Agreement shall not be limited.

(iii)            With respect to any Losses related to a breach of representation and warranty of Buyer, (A) Buyer will have liability for such Losses only if the aggregate amount of all Losses exceeds the Threshold, in which case, subject to subclause (iii)(B) below, Buyer will indemnify the Seller Parties for all such Losses, and (B) subject to the proviso at the end of this sentence, the maximum aggregate liability of Buyer to the Seller Parties for such Losses shall be limited to an amount equal to the Purchase Price; provided, however, that notwithstanding the foregoing, with regard to misrepresentations or breaches resulting from willful breach of a covenant hereunder or fraud, the maximum liability of Buyer for Losses for which the Seller Parties are entitled to indemnification under this Agreement shall not be limited.

(e)            Notification of Claims. In the event that any Party entitled to indemnification pursuant to this Agreement (the “Indemnified Party”) proposes to make any claim for such indemnification, the Indemnified Party will deliver to the indemnifying Party (the “Indemnifying Party”), which delivery with respect to the Losses arising from breaches of representations and warranties will be on or prior to the date upon which the applicable representations and warranties expire pursuant to Section 9.1(a) hereof, a signed certificate, which certificate will (i) state that Losses have been incurred or that a claim has been made for which Losses may be incurred, (ii) specify the sections of this Agreement under which such claim is made and (iii) specify in reasonable detail each individual item of Loss or other claim including the amount thereof and the date such Loss was incurred. In addition, each Indemnified Party will give notice to the Indemnifying Party promptly following its receipt of service of any suit or proceeding initiated by a third party which pertains to a matter for which indemnification may be sought (a “Third-Party Claim”); provided, however, that the failure to give such notice will not relieve the Indemnifying Party of its obligations hereunder if the Indemnifying Party has not been prejudiced thereby.

(f)            Defense of Third-Party Claims and Extension of Statute of Limitations. Any Indemnified Party will in good faith cooperate and assist the Indemnifying Party in defending against any claims or asserted claims with respect to which the Indemnified Party seeks indemnification under this Agreement. If requested by the Indemnifying Party, the Indemnified Party will join in any action, litigation, arbitration or proceeding, provided that the Indemnified Party will pay its own costs caused by such joinder. The Indemnified Party will not settle or compromise any claim or asserted claim, nor agree to extend any statute of limitations applicable to any claim or asserted claim, which the Indemnified Party seeks indemnification under this Agreement, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnified Party will provide the Indemnifying Party with all reasonably available information, assistance, and authority to enable the Indemnifying Party to assume control of the defense or settlement of the third-party claim.

(g)            In the event of a claim for indemnification under this Agreement for which an Indemnified Party has provided notice of such claim to an Indemnifying Party under this Section 9.1 (but excluding any Third-Party Claim) and the Indemnifying Party receiving such notice disputes all or any part of such claim, then Buyer and the Sellers will first attempt to resolve such claim through direct negotiations in good faith. No settlement reached in such negotiations under this Section 9.1(g) will be binding until reduced to a writing signed by all of the applicable parties. If the dispute is not resolved within twenty (20) Business Days after the date of delivery of such claim, then such dispute will be resolved in accordance with Section 10.3. Nothing in this Section 9.1(g) will prevent any Party from seeking injunctive relief in accordance with this Agreement.

(h)            Other Indemnification Matters.

(i)            All indemnification payments made pursuant to this Section 9.1 will be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

(ii)            The Indemnified Party will take all commercially reasonable steps to mitigate any Losses for which such Indemnified Party seeks indemnification hereunder.

(iii)            Except (A) with respect to claims based upon fraud, (B) for remedies that cannot be waived as a matter of Law and (C) injunctive and provisional relief in accordance with the terms of this Agreement, if the Closing occurs, this Section 9.1 will be the sole and exclusive remedy for breach of, inaccuracy in, or failure to comply with, any representation, warranty, or covenant contained in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything to the contrary set forth herein, from and after the date on which the RTO Condition and the Regulatory Approval Condition have been fulfilled, each Party will expressly have available the remedy of specific performance in the event that the other Party breaches any of the terms and provisions of this Agreement.

(iv)            No Seller will have any liability for any Losses to the extent that an allowance, provision or reserve covering such Losses is included in the final calculation of the Closing Non-Cash Working Capital statement as determined pursuant to Section 2.5.

(v)            All indemnification obligations pursuant to this Section 9.1 shall be limited to the Losses that remain after deducting therefrom (i) any net insurance proceeds or any indemnity, contribution or other similar payment received by the Indemnified Party and (ii) any actual reduction in cash payments for Taxes of the Indemnified Party in connection with the Loss. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements with respect to any Losses prior to seeking indemnification under this Agreement. For the avoidance of doubt, Buyer shall have the right to simultaneously file an insurance claim and make an indemnification claim pursuant to this Agreement.

9.2.            Set-Off Against Promissory Notes and Execution Stock.

(a)            After the final amount of any indemnification obligation of the Sellers to the Buyer Parties pursuant to Section 9.1 has been mutually agreed upon in writing by the Sellers’ Representative and Buyer or determined by the final, non-appealable order of a court of competent jurisdiction, the amount of such indemnification obligation shall be satisfied (i) first, pursuant to a set-off against any amount remaining due to the Sellers under the Promissory Notes, with the principal amount of each Seller’s Promissory Note being reduced by a percentage of the indemnification obligation equal to such Seller’s applicable Seller Percentage; (ii) after such set-off against the Promissory Notes has caused the remaining balance of the Promissory Notes, and all accrued interest thereon, to be fully depleted, pursuant to a set-off against the Execution Stock (allocated pro rata among the Sellers in accordance with their respective Seller Percentages) based upon a valuation for each share of Execution Stock equal to the thirty (30) day volume-weighted average price of the Execution Stock as of the trading day immediately preceding Buyer’s delivery of notice of set-off pursuant to this Section 9.2(a); and (iii) after such set-off against the Execution Stock has caused the value of the Execution Stock to be reduced to zero, by payments made by the Sellers, with each Seller responsible for its applicable Seller Percentage of any remaining indemnification obligation.

(b)            Notwithstanding anything to the contrary set forth herein, if, following the Closing, any of the Permits held by the Newly Granted Permittees are revoked, cancelled, rescinded or otherwise extinguished by the DOH or any other Governmental Authority and the DOH or such Governmental Authority specifies in writing that such revocation, cancellation, rescission or extinguishment is primarily due to an act or omission by FBS-CO, the Company or any Newly Granted Permittee, or a mis-scoring or re-scoring of any applicable permit application, that in either case occurred or arose from an event that occurred prior to the Closing Date (a “Permit Revocation Claim”), then Buyer’s sole remedy for such Permit Revocation Claim shall be the right to offset the Losses suffered in connection with such revocation, cancellation, rescission or extinguishment against the aggregate amount remaining outstanding under the Promissory Notes (allocated among the Sellers on a pro rata basis in accordance with their respective Seller Percentages); provided, however, that any such right of offset shall only survive for the period that the Promissory Notes remain outstanding and shall be capped at the lesser of (i) Nine Million Dollars ($9,000,000) for the revocation of the Permit held by FBS Penn NE, Twelve Million Dollars ($12,000,000) for the revocation of the Permit held by FBS Penn SW, and Fifteen Million Dollars ($15,000,000) for the revocation of the Permit held by FBS SE; and (ii) the aggregate principal and interest amount then-outstanding under the Promissory Notes, unless previously offset by an unrelated indemnification obligation under this Agreement (in which case the cap shall be the amount that would have been outstanding but for such unrelated indemnification obligation under this Agreement). Without limiting the generality of the foregoing, it is expressly acknowledged and agreed that in the event the Permit held by FBS Penn NE is revoked, cancelled, rescinded or extinguished in connection with the real property lawful entitlement issue at FBS Penn NE’s Hazleton, PA location, such occurrence shall be a Permit Revocation Claim per se.

9.3.            Use of Limited Liability Company Name. After the Closing, the Sellers will not use or refer to the names “Franklin BioScience – Penn LLC,” “Franklin BioScience – NE, LLC,” “Franklin BioScience – SE, LLC,” “Franklin BioScience – SW, LLC,” “Hello,” “Beyond” or “Beyond/Hello” inside or outside of the Restricted Territory, but shall continue to own and be entitled to use the name “Franklin BioScience” and any derivative or variation thereof other than “Franklin BioScience – Penn LLC,” “Franklin BioScience – NE, LLC,” “Franklin BioScience – SE, LLC,” or “Franklin BioScience – SW, LLC” inside or outside the Restricted Territory. Neither Buyer nor any of its Affiliates shall use the name “Franklin BioScience – Penn LLC,” “Franklin BioScience – NE, LLC,” “Franklin BioScience – SE, LLC,” or “Franklin BioScience – SW, LLC” outside the Restricted Territory, and shall not use any derivative or variation of the name “Franklin BioScience” other than “Franklin BioScience – Penn LLC,” “Franklin BioScience – NE, LLC,” “Franklin BioScience – SE, LLC” or “Franklin BioScience – SW, LLC” inside or outside of the Restricted Territory.

9.4.            Confidentiality. The Sellers have had access to, and have gained knowledge with respect to, financial results of the Business and information concerning customers and suppliers of the Business (the “Confidential Information”). The Sellers acknowledge that unauthorized disclosure or misuse of the Confidential Information, whether before or after the Closing, will cause irreparable damage to the Company, the Newly Granted Permittees and Buyer subsequent to the Closing. The Parties also agree that covenants by the Sellers not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of the business of the Company, the Newly Granted Permittees and Buyer. Accordingly, the Sellers agree that, beginning on the Closing Date and continuing until the three (3) year anniversary of the Closing Date, they will not use or disclose any Confidential Information obtained in the course of their past connection with the Business, except in the performance of any duties under any employment agreement, consulting agreement or any other transaction documents in connection with the Transaction entered into with the Company, any Newly Granted Permittee, Buyer, or any of their respective Affiliates, if any, and in accordance with that Person’s policies regarding Confidential Information. Notwithstanding the foregoing, each Seller may disclose the Confidential Information (a) to such Seller’s Affiliates and Representatives, so long as the receiving party is advised of the confidentiality provisions of this Section 9.4 or subject to obligations of confidentiality in favor of such Seller with respect to information of the type constituted by the Confidential Information so disclosed to such receiving party, (b) to the extent required by Law or legal process or any Governmental Authority, or in connection with the defense or enforcement of such Seller’s rights and obligations under this Agreement or another agreement with the Company, a Newly Granted Permittee, Buyer or any of their respective Affiliates, or (c) to the extent such Confidential Information becomes publicly available through no breach of this Agreement or other fault of such Seller. If any Seller is requested or required by Law or legal process to disclose any Confidential Information, such Person will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order at its sole expense or waive compliance with the provisions of this Section 9.4. If in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, such Person may disclose such Confidential Information to such Governmental Authority; provided, however, that the disclosing Seller will use commercially reasonable efforts to obtain, at the request and sole expense of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer may designate.

9.5.            Non-Competition. Except as set forth on Schedule 9.5 of the Company Disclosure Schedules, each of Franklin Group and FBS-CO agrees that, beginning on the Closing Date and continuing until the three (3) year anniversary of the Closing Date, it will not, directly or indirectly, for its own account or as agent, employee, officer, director, trustee, consultant, member, partner, stockholder or equity owner of any corporation, limited liability company, or any other entity (except that it may own securities constituting (i) any amount of securities of Buyer, its successors or any of their respective Affiliates or (ii) less than five percent (5%) of any class of securities of any other public company), or member of any firm or otherwise, engage or attempt to engage in the Business in the Restricted Territory; provided, however, that notwithstanding anything herein to the contrary, neither Franklin Group nor FBS-CO shall be restricted from directly or indirectly owning, managing and operating a business in the Restricted Territory pursuant to a clinical registrant license issued by the DOH.

9.6.            Non-Solicitation. Each Seller agrees that, beginning on the Closing Date and continuing until the three (3) year anniversary of the Closing Date, such Seller will not, directly or indirectly, for such Seller’s own account or as agent, employee, officer, director, trustee, consultant, member, partner, stockholder or equity owner of any corporation, limited liability company, or any other entity (a) employ or solicit the employment of any person who was employed by the Company or any Newly Granted Permittee at the Closing Date or at any time during the six (6) month period preceding the Closing Date, (b) solicit business in competition with the Business from any Person who during the six-month period preceding the Closing Date will have been a customer of the Company or any Newly Granted Permittee (c) willfully dissuade or discourage any person or entity from using, employing or conducting business with the Company or any Newly Granted Permittee or (d) intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Company or any Newly Granted Permittee and any supplier, who during the six-month period preceding the Closing Date will have supplied products or services to the Company or any Newly Granted Permittee; provided, that the restrictions in this Section 9.6 will not restrict (i) the ability of any Seller or its Affiliate to solicit generally in public advertisements not specifically directed to employees, customers, or suppliers of the Company or the Newly Granted Permittees; or (ii) any Seller or its Affiliates from providing services or products to any customer or former customer of the Company or any Newly Granted Permittee who independently seeks products or services without any prior solicitation (except as permitted in the foregoing clause (i)) by such Seller or its Affiliates.

9.7.            Equitable Remedies/Reasonableness of Limitations. The Sellers acknowledge that (a) a remedy at law for failure to comply with the covenants contained in Sections 9.4 - 9.6 may be inadequate and (b) Buyer will be entitled to seek and obtain from a court having jurisdiction, in its sole discretion, specific performance, an injunction, a restraining order or any other equitable relief in order to enforce any such provision without the need to post a bond (or if a bond is required by Law, a bond in the amount of $100 will be sufficient). The right to obtain such equitable relief will be in addition to any other remedy to which Buyer is entitled under applicable Law (including, but not limited to, monetary damages). Each Seller acknowledges that it has had an opportunity to consult with counsel regarding this Agreement, has fully and completely reviewed this Agreement with such counsel and fully understands the contents hereof. The Sellers agree that the territorial, time and other limitations contained in this Agreement are reasonable and properly required for the adequate protection of the business and affairs of Buyer, and in the event that any one or more of such territorial, time or other limitations is found to be unreasonable by a court of competent jurisdiction, the Sellers agree to submit to the reduction of said territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation under this Agreement is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, the Sellers acknowledge and agree that such limitation will remain and be valid in all other jurisdictions.

9.8.            Tax Matters.

(a)            The Sellers will prepare or cause to be prepared and will file or cause to be filed all Tax Returns for the Company and each Newly Granted Permittee for all Tax periods ending on or prior to the Closing Date (the “Pre-Closing Tax Periods”). Each Tax Return referred to in this Section 9.8(a) will be prepared in a manner consistent with past practices of the Company or the applicable Newly Granted Permittee and without a change of any election, accounting method or convention (in each case except as otherwise required by applicable Law). The Sellers will provide or cause to be provided such Tax Returns to Buyer, no later than 30 days prior to the due date for such Tax Returns (including any applicable extensions) for Buyer’s review and comment, and Sellers’s Representative shall consider in good faith all comments provided by Buyer in connection with the filing of such Tax Returns. Buyer will cooperate with Sellers’ Representative in connection with the filing of such Tax Returns including making available a post-Closing officer of the Company or the applicable Newly Granted Permittee to execute such approved (which approval shall not be unreasonably withheld, conditioned or delayed) returns on behalf of the Company or such Newly Granted Permittee.

(b)            Buyer will prepare or cause to be prepared and will file or cause to be filed all Tax Returns of the Company and each Newly Granted Permittee that are required to be filed after the Closing Date with respect to any Straddle Period. Each Tax Return referred to in this Section 9.8(b) will be prepared in a manner consistent with past practices of the Company or the applicable Newly Granted Permittee and without a change of any election, accounting method or convention (in each case except as otherwise required by applicable Law). At least thirty (30) days prior to the date on which each such Tax Return is due (with applicable extensions), Buyer will submit such Tax Return to Sellers’ Representative for review, and comment, and approval (not to be unreasonably withheld, conditioned or delayed). Sellers’ Representative will provide any written comments to Buyer no later than fifteen (15) days after receiving any such Tax Return and, if Sellers’ Representative does not provide any written comments within fifteen (15) days, the Sellers will be deemed to have accepted such Tax Return. The Parties will attempt in good faith to resolve any dispute with respect to any such Tax Return. If the Parties are unable to resolve any such dispute at least 5 days before the due date (with applicable extensions) for any such Tax Return, Buyer and Sellers’ Representative will jointly engage an Accounting Firm to resolve such dispute (selected as provided for in Section 2.4(c)). Buyer and the Sellers will share equally the fees and expenses of the Accounting Firm. If the Accounting Firm is unable to resolve any such dispute prior to the due date (with applicable extensions) for any such Tax Return, such Tax Return will be filed as prepared by Buyer subject to amendment, if necessary, to reflect the resolution of the dispute by the Accounting Firm.

(c)            For purposes of this Section 9.8, the portion of Tax with respect to the income, property or operations of the Company or a Newly Granted Permittee that is attributable to any Tax period that begins on or before the Closing Date and ends on or after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 9.8(c). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of a Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. After the Closing, Buyer, the Company, and the Newly Granted Permittees shall not take any actions on the Closing Date that are not in the ordinary course of business.

(d)            Except to the extent reflected in Final Closing Non-Cash Working Capital, the Sellers will be liable for all Taxes owed with respect to any Tax Return for any Pre-Closing Tax Period and, in the case of a Tax Return for a Straddle Period, all Taxes attributable to the Pre-Closing Straddle Period. The Sellers shall pay to Buyer within fifteen (15) days after the date on which the Sellers receive written notice that Taxes are paid with respect to such periods in an amount equal to the portion of such Taxes which relates to the portion of such Pre-Closing Tax Period or Pre-Closing Straddle Period, as the case may be.

(e)            To the extent permitted by applicable Law, any Tax deductions with respect to any selling expenses, transaction costs or similar expenses (including, without limitation, the Seller Transaction Expenses) will be allocated to the Pre-Closing Tax Period or the Pre-Closing Straddle Period.

(f)            Buyer, the Sellers and the Company will cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 9.8 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation will include (upon another Party’s request) the provision of records and information that are available and reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers, the Company and Buyer agree to, and agree to cause the Company to retain all books and records with respect to Tax matters pertinent to the Company and Newly Granted Permittees relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers’ Representative, any extensions thereof) of the respective Tax periods, Buyer and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).

(g)            Notwithstanding Section 9.1, this Section 9.8(g) will control any inquiries, assessments, proceedings or similar events with respect to Taxes. Buyer will promptly notify Sellers’ Representative: (i) upon receipt by Buyer or any Affiliate of Buyer of any notice of any audit or examination of any Tax Return of the Company or any Newly Granted Permittee relating to any Pre-Closing Tax Period or Straddle Period and any other proposed change or adjustment, claim, dispute, arbitration or litigation related to Taxes from any Tax authority relating to any Pre-Closing Tax Period or Straddle Period (a “Tax Matter”); or (ii) prior to Buyer or the Company or any Newly Granted Permittee initiating any Tax Matter with any Tax authority relating to any Pre-Closing Tax Period or Straddle Period (any such initiation shall be subject to Sellers’ Representative’s approval, not to be unreasonably withheld, conditioned or delayed). Sellers’ Representative may, at the Sellers’ expense, participate in and, upon written notice to Buyer, assume the defense of any such Tax Matter; provided that the failure of Buyer to provide notices as required under this Section 9.8(g) will not negate Buyer’s right to indemnification under this Section 9.8 and Section 9.1 with respect to Tax liabilities resulting from such Tax Matter except to the extent that Sellers are prejudiced as a result of such failure. If Sellers’ Representative assumes such defense, then Sellers’ Representative will have the authority, with respect to any Tax Matter, to represent the interests of the Company or the applicable Newly Granted Permittee before the relevant Tax authority and Sellers’ Representative will have the right to control the defense, compromise or other resolution of any such Tax Matter, subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. If Sellers’ Representative has assumed such defense, then Sellers’ Representative will be entitled to defend and settle such Tax Matter; provided, however, that Sellers’ Representative will not enter into any settlement of or otherwise resolve any such Tax Matter to the extent that it adversely affects the Tax liability of Buyer, the Company, any Newly Granted Permittee or any Affiliate of the foregoing for a post-Closing Tax period without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed. Sellers’ Representative will keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter and will, in good faith, allow Buyer to consult with Sellers’ Representative regarding the conduct of or positions taken in any such proceeding. The Buyer shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, solely at its own expense, separate from the counsel employed by Sellers’ Representative. Except as otherwise provided in this Section 9.8(g), Buyer shall have the right, at its own expense, to exercise control at any time over any Tax Matter regarding any Tax Return of the Company or any Newly Granted Permittee (including the right to settle or otherwise terminate any contest with respect thereto).

(h)            Except to the extent included in Final Closing Non-Cash Working Capital, any refunds for Taxes (including any interest in respect thereof actually received from a Taxing Authority), net of reasonable expenses and net of any income Taxes of Buyer, the Company, any Newly Granted Permittee or any of their respective Affiliates attributable to such refund, actually received by Buyer or the Company or any Newly Granted Permittee, and any amounts credited against Taxes to which Buyer, the Company, any Newly Granted Permittee or any of their respective Affiliates become entitled and that reduce or could reduce the Taxes otherwise payable by Buyer, the Company, any Newly Granted Permittee or any of their respective Affiliates (including by way of any amended tax return), related to, or resulting or arising, directly or indirectly from Taxes of the Company or any Newly Granted Permittee for any Pre-Closing Tax Period or Pre-Closing Straddle Period shall be property of the Sellers (excluding any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a tax year (or portion of a Straddle Period) ending on or before the Closing Date).

(i)            Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 9.8 will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 30 days and, except to the extent specifically set forth in Section 9.8(g) above, will be subject to the provisions of Sections 9.1 and 9.2 as if an indemnification obligation pursuant to this Section 9.8 is an indemnification obligation pursuant to Section 9.1.

9.9.            DOH Filings. Following the Closing, Buyer shall cause the Company to take all steps necessary to update its records with the DOH to reflect each of the approved Application Parties as affiliated persons of the Company and each of the Newly Granted Permittees, and removal of all other affiliated persons of the Company and the Newly Granted Permittees other than any existing officer or employee that Buyer has agreed to retain following the Closing.

ARTICLE 10
MISCELLANEOUS

10.1.            Further Assurances. Following the Closing Date, each Party will cooperate in good faith with each other Party and will take all commercially reasonable actions which may be reasonably necessary or advisable to carry out and consummate the Transaction.

10.2.            Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any Party to the other will be in writing and (a) delivered personally (such delivered notice to be effective on the date it is delivered), (b) deposited with a reputable overnight courier service for next Business Day delivery (such couriered notice to be effective one (1) Business Day after the date it is sent by courier), (c) sent by facsimile transmission (such facsimile notice to be effective on the date that confirmation of such facsimile transmission is received), with a confirmation sent by way of one of the above methods, or (d) sent by e-mail (with electronic confirmation of delivery or receipt), as follows:

If to the Sellers or the Company, addressed to:

[Name of Applicable Party]

c/o Franklin BioScience, LLC

Attn: [***]

25 S Clermont Street

Denver, CO 80246

With a copy to:

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103

Attn: [***]

Telephone: [***]

Facsimile: [***]

E-mail: [***]

If to Buyer, addressed to:

Jushi Inc

Attn:     Legal Department

1800 NW Corporate Blvd

Suite 200

Boca Raton, FL 33431

Email: [***]

With a copy to:

Fox Rothschild LLP

Attn: William Bogot, Esq.

353 N. Clark St., Suite 3650

Chicago, IL 60654

Email:[***]

Any Party may designate in a writing to any other Party any other address or facsimile number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

10.3.            Governing Law; Dispute Resolution.

(a)            Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

(b)            Jurisdiction Venue. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought exclusively in the state courts of the Commonwealth of Pennsylvania located in the City of Philadelphia. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum.

(c)            Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

10.4.            Expenses. Except to the extent reflected in the Non-Cash Working Capital and as expressly provided otherwise in this Agreement, (a) the Sellers will pay all legal, accounting and other expenses of (i) the Sellers related to this Agreement and (ii) the Company related to this Agreement that are incurred prior to the Closing Date, and (b) Buyer will pay all legal, accounting and other expenses of (i) Buyer related to this Agreement and (ii) the Company related to this Agreement that are first incurred on or after the Closing Date.

10.5.            Titles. The headings of the articles and sections of this Agreement are inserted for convenience of reference only, and will not affect the meaning or interpretation of this Agreement.

10.6.            Waiver. No failure of any Party to require, and no delay by any Party in requiring, any other Party to comply with any provision of this Agreement will constitute a waiver of the right to require such compliance. No failure of any Party to exercise, and no delay by any Party in exercising, any right or remedy under this Agreement will constitute a waiver of such right or remedy. No waiver by any Party of any right or remedy under this Agreement will be effective unless made in writing. Any waiver by any Party of any right or remedy under this Agreement will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future.

10.7.            Effective; Binding. This Agreement will be effective upon the due execution hereof by each Party. Upon becoming effective, this Agreement will be binding upon each Party and upon each successor and assignee of each Party and will inure to the benefit of, and be enforceable by, each Party and each successor and assignee of each Party; provided, however, that, except as provided for in the immediately following sentence, no Party may assign any right or obligation arising pursuant to this Agreement without first obtaining the written consent of the other Parties. Buyer may assign all or a portion of its rights and obligations under this Agreement to one or more Affiliates of Buyer upon prior written notice to the Sellers, provided that Buyer will remain liable hereunder notwithstanding any such assignment.

10.8.            Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made, by the Parties with respect to the subject matter of this Agreement.

10.9.            Modification. No course of performance or other conduct hereafter pursued, accepted or acquiesced in, and no oral agreement or representation made in the future, by any Party, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, will modify or terminate this Agreement, impair or otherwise affect any obligation of any Party pursuant to this Agreement or otherwise operate as a waiver of any such right or remedy. No modification of this Agreement or waiver of any such right or remedy will be effective unless made in writing duly executed by the Parties.

10.10.            Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Any Party may execute this Agreement by facsimile (or other means of electronic transmission, such as by electronic mail in “.pdf” form) signature and the other Party will be entitled to rely on such facsimile (or other means of electronic transmission) signature as evidence that this Agreement has been duly executed by such Party. Any Party executing this Agreement by facsimile (or other means of electronic transmission) signature will immediately forward to the other Party an original signature page by overnight mail.

10.11.            Time is of the Essence. It is understood by each of the Parties that time is of the essence hereof in connection with all obligations of under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year indicated at the beginning of this Agreement.

COMPANY:

FRANKLIN BIOSCIENCE – PENN LLC, A PENNSYLVANIA LIMITED LIABILITY COMPANY

By:	/s/ Robert Pease
	Name:	Robert Pease
	Title:	Chief Financial Officer

SELLERS’ REPRESENTATIVE:

FRANKLIN BIOSCIENCE, LLC, A COLORADO LIMITED LIABILITY COMPANY, in its capacity as Sellers’ Representative

By:	/s/ Cyrus Farudi
	Name:	Cyrus Farudi
	Title:	Chief Executive Officer

BUYER:

JUSHI INC, A DELAWARE CORPORATION

By:	/s/ Jon Barack
	Name:	Jon Barack
	Title:	EVP

SELLERS:

(See counterpart pages that follow)

[Signature Pages to Jushi and FBS-Penn Equity Purchase Agreement]

FRANKLIN BIOSCIENCE, LLC, A COLORADO LIMITED LIABILITY COMPANY

By:	/s/ Cyrus Farudi
	Name:	Cyrus Farudi
	Title:	Chief Executive Officer

FRANKLIN GROUP, LLC, A COLORADO LIMITED LIABILITY COMPANY

By:	/s/ Robert Pease
	Name:	Robert Pease
	Title:	CEO

[Signature Pages to Jushi and FBS-Penn Equity Purchase Agreement]

HAZZOURI & ASSOCIATES, LLC, A PENNSYLVANIA LIMITED LIABILITY COMPANY

By:	/s/ Edward Hazzouri
	Name:	Edward Hazzouri
	Title:	President

/s/ Alex Hazzouri
Alex Hazzouri

/s/ Edward Hazzouri
Edward Hazzouri

[Signature Pages to Jushi and FBS-Penn Equity Purchase Agreement]

/s/ Ray Angeli
Ray Angeli

[Signature Pages to Jushi and FBS-Penn Equity Purchase Agreement]

/s/ Matt Varga
Matt Varga

[OTHER SELLERS TO BE ADDED ON SUBSEQUENT PAGES]

[Signature Pages to Jushi and FBS-Penn Equity Purchase Agreement]

EXHIBIT A-1

FORM OF PROMISSORY NOTE

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EXHIBIT A-2

FORM OF PLEDGE AGREEMENT

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EXHIBIT B

SELLER PERCENTAGES; CASH CONSIDERATION AMOUNTS;

BUYER STOCK AMOUNTS

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EXHIBIT C

NON-CASH WORKING CAPITAL CALCULATION

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EXHIBIT D

LINE OF CREDIT

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.